SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     Commission File No. ___________________

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            EMTC International, Inc.
                 (Name of small business issuer in its charter)

Oklahoma                              8734                     01-0627251
--------                              ----                     ----------
(state of                 (Primary Standard Industrial        (IRS Employer
 incorporation)            Classification Code Number)         I.D. Number)

                     3535 Northwest 58th Street, Suite 770
                             Oklahoma City, OK 73112
                                  405-943-8008
             -------------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                       George W. Cole, 3535 Northwest 58th
                    Street, Suite 770 Oklahoma City, Oklahoma
                          73112 telephone: 405-943-8008
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas J. Kenan, Esq.                               George W. Cole
201 Robert S. Kerr Avenue,                          3535 Northwest 58th Street,
Suite 1000                                          Suite 770
Oklahoma City, OK 73102                             Oklahoma City, OK 73112

     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         Calculation of Registration Fee

        Title of                                             Proposed                  Proposed
       each class                                             maximum                   maximum
      of securities                  Amount                  offering                  aggregate                Amount of
          to be                       to be                    price                   offering               registration
       registered                  registered                per unit                    price                     fee
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------
     Common Stock                  5,400,000                $0.04335                  $234,092                  $56(1)
--------------------------- ------------------------ ------------------------- ------------------------ -------------------------

(1) These 5,400,000 shares are to be offered in exchange for all the issued and outstanding shares of capital stock of Engineering and Materials Technology Corporation in a proposed merger. The registration fee is based upon the $234,092 book value of the securities to be received in the merger transaction. Regulation 230.457(f)(2).


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                      PROSPECTUS-PROXY STATEMENT


                            EMTC International, Inc.

                        5,400,000 Shares of Common Stock

EMTC International, Inc. offers these shares of common stock only to the stockholders of Engineering and Materials Technology Corporation. We propose that your company merge into our company. If you approve the merger, each outstanding share of common stock of your company will convert into 1.62406 shares of common stock of our company.

                            _________________________

                     Our common stock does not trade on any
                       national exchange, the Nasdaq Stock
                          Market, or any stock market.

                            _________________________

Your approval of the merger with our company is             Neither the Securities and Exchange Commission nor any
equivalent to a purchase of our securities.  This           state securities commission has approved or
involves a high degree of risk.  See "Risk Factors" on      disapproved these securities or determined if this
page 2.                                                     offering memorandum is truthful or complete.  Any
                                                            representation to the contrary is a criminal offense.



                            EMTC International, Inc.
                        3535 N.W. 58th Street, Suite 770
                             Oklahoma City, OK 73112
                             Telephone 405-943-8008

                                 May ____, 2002

     This Prospectus-Proxy Statement incorporates important business and financial information about the company that is not included in or delivered with the Prospectus-Proxy Statement. This information is available to security holders upon written or oral request. To make this request, contact Mr. John Harcourt at Engineering and Materials Technology Corporation, 124 East Sheridan Avenue, Oklahoma City, OK 73104, telephone 405-232-0100.

     To obtain timely delivery of requested information, you must request the information no later than ___________________, 2002, which is five business days before the date of the special stockholders' meeting called to consider the merger proposal described herein.

                                TABLE OF CONTENTS

                                                                                                                            Page
Summary of Proposed Transaction....................................................................................            1

Risk Factors                        ...............................................................................            2
          1.      If you approve the merger, you will suffer
                           an immediate 10 percent dilution of
                           your stock value .......................................................................            2
          2.      Should Engineering and Materials operate
                           at a loss, any perceived benefits of
                           being a public company may never
                           materialize ............................................................................            2
          3.      Even if you approve the merger, a public market for
                           EMTC's common stock may not develop
                           or, if it does develop, may be volatile
                           or limited .............................................................................            2
          4.      Post-merger operations may require additional
                           funds that we do not have ..............................................................            3
          5.      Our success depends on our ability to retain
                           John Harcourt ..........................................................................            3
          6.      Should a change in management seem necessary,
                           it will be difficult for the non-
                           management stockholders to do this .....................................................            3
          7.      Some of our products are in the development
                           stage ..................................................................................            3
          8.      Should the merger be approved, it is improbable
                           that the post-merger company will
                           declare dividends ......................................................................            3

Blank Check Company        ........................................................................................            3

The Three Companies                 ...............................................................................            4
         EMTC International, Inc...................................................................................            4
         Engineering and Materials Technology Corporation ........................................................             4
         SuperCorp Inc.             ...............................................................................            4

Terms of the Merger Transaction....................................................................................            5
         Terms of the Merger.......................................................................................            5
         Reasons for the Merger and Spinoff........................................................................            6
         Accounting Treatment of Proposed Merger...................................................................            6
         Degree of Management Control of Vote on Merger............................................................            6
         Differences Between Rights of Stockholders of EMTC
                  and of Engineering and Materials................................................................             7

                                      iii


         Expenses of the Spinoff and Merger .......................................................................            7
         Description of Securities.................................................................................            7
                  Common Stock.....................................................................................            7
                           Voting Rights...........................................................................            7
                           Dividend Rights.........................................................................            7
                           Liquidation Rights......................................................................            7
                           Preemptive Rights.......................................................................            7
                           Registrar and Transfer Agent............................................................            7
                           Dissenters' Rights......................................................................            7
                  Preferred Stock..................................................................................            7

Federal Income Tax Consequences....................................................................................            8
         The Merger                 ...............................................................................            8
                  Stockholders of Engineering and Materials........................................................            8
         Pro Forma Financial Information and Dilution..............................................................            8
         Material Contacts Among the Companies.....................................................................           12

Earlier SuperCorp Spinoff-Merger Transactions .....................................................................           12

Penny Stock Regulations ...........................................................................................           15

Information About EMTC, Inc........................................................................................           16
         Description of Business and Properties ...................................................................           17
         Legal Proceedings.........................................................................................           17
         Market for EMTC's Common Stock and Related
                  Stockholder Matters..............................................................................           17
         Rule 144 and Rule 145 Restrictions on Trading.............................................................           17
                  Dividends         ...............................................................................           19
                  Registration Statement ..........................................................................           19
                  Reports to Stockholders .........................................................................           20
                  Stock Certificates ..............................................................................           20
         Financial Statements......................................................................................           20

Information About Engineering and Materials........................................................................           20
         Overview .................................................................................................           20
         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations..............................................................           20
                  Results of Operations............................................................................           20
                  Sales             ...............................................................................           21
                  Operating Expenses ..............................................................................           21
                  Net Income (Loss)................................................................................           22
                  Balance Sheet Items..............................................................................           22
                  Liquidity and Capital Resources .................................................................           22

         Description of Engineering and Materials' Business .......................................................           22
         Business Development .....................................................................................           22

                                       iv


         Description of Business...................................................................................           22
         Competition ..............................................................................................           25
         Distribution Methods .....................................................................................           25
         Dependence on Major Customers and Suppliers ..............................................................           26
         Patents, Trademarks and Licenses .........................................................................           26
         Government Approval of Principal Products
              or Services .........................................................................................           26
         Government Regulations ...................................................................................           26
         Research and Development .................................................................................           26
         Environmental Laws .......................................................................................           26
         Employees ................................................................................................           26
         Principal Plants and Property ............................................................................           26
         Seasonality ..............................................................................................           27
         Legal Proceedings ........................................................................................           27
         Market for Engineering and Materials' Capital Stock and
                  Related Stockholder Matters .....................................................................           27
         Financial Statements......................................................................................           27

Voting and Management Information..................................................................................           28
         Date, Time and Place Information .........................................................................           28
                  EMTC              ...............................................................................           28
                  Engineering and Materials........................................................................           28
                  Voting Procedure.................................................................................           28
         Revocability of Proxy.....................................................................................           28
         Dissenters' Rights of Appraisal...........................................................................           29
         Persons Making the Solicitation...........................................................................           29
         Voting Securities and Principal Holders Thereof...........................................................           30
         Security Ownership of Certain Beneficial Owners and
                  Management.......................................................................................           30
         Directors, Executive Officers and Significant Employees...................................................           33
                  EMTC              ...............................................................................           34
                  Engineering and Materials........................................................................           34
         Remuneration of Directors and Officers....................................................................           35
                  EMTC              ...............................................................................           35
                  Engineering and Materials........................................................................           35
                  Employment Contracts ............................................................................           36
                  Stock Options....................................................................................           36
         Certain Relationships and Related Transactions............................................................           36
                  EMTC's Transactions with Its Promoters...........................................................           36
                  Engineering and Materials' Transactions with
                           Management .............................................................................           37

Interests of Named Experts and Counsel ............................................................................           37

Experts ...........................................................................................................           37

                                       v


Indemnification ...................................................................................................           37

Changes In and Disagreements with Accountants on

         Accounting and Financial Disclosures .....................................................................           38

Financial Statements Index ........................................................................................           39

Appendix A - Agreement of Merger...................................................................................          A-1

                         SUMMARY OF PROPOSED TRANSACTION

     We organized our company, EMTC International, Inc., for the specific purpose of merging with your company, Engineering and Materials Technology Corporation. The merger will occur only if the holders of a majority of the capital stock of your company approve it. A vote to approve or reject the merger will be taken soon at a special stockholders' meeting of your company.

     We will refer to ourselves as "EMTC," "we" or "us" and to Engineering and Materials Technology Corporation as "Engineering and Materials."

     EMTC has no business or substantial assets. Engineering and Materials does. Yet, we do have something to offer you. By the time you vote on this proposed merger with us, EMTC will have increased the number of our stockholders from only two in one state to approximately 600 in 35 states. EMTC offers you this increased stockholder base.

     Engineering and Materials provides an array of engineering and consulting services related to equipment failure analysis, accident investigation, and quality-control assurance testing and monitoring. Its core specialty is failure analysis and accident prevention analysis of child seats for vehicles. We will not change this business. Should you approve the merger, your officers and directors will run our combined company.

     Should you approve the merger, each Engineering and Materials stockholder will receive 1.62406 shares of EMTC's common stock for each share of common stock you now own of Engineering and Materials. This amounts to 5,400,000 shares of EMTC stock and would represent 90 percent of the outstanding stock after the merger.

     The promoters of this proposed merger are the directors and officers of SuperCorp Inc., an Oklahoma corporation.

     The management and controlling shareholders of your company will vote their shares of common stock for or against the merger in the same percentage that the other shareholders vote for or against the merger. Nevertheless, your management and controlling shareholders recommend that you vote for the merger.

     EMTC's address and telephone number is on the cover page of this Prospectus. The addresses and telephone numbers of SuperCorp and Engineering and Materials are as follows:

         SuperCorp Inc.                    Engineering and Materials Technology
         Suite 770                          Corporation
         3535 Northwest 58th St.           124 East Sheridan Avenue
         Oklahoma City, OK 73116           Oklahoma City, OK 73104
         Telephone:  405-943-8008          Telephone:  405-232-0100

     In our opinion, there are no adverse federal income tax consequences to stockholders of Engineering and Materials should you vote to approve the merger with EMTC.

                                  RISK FACTORS

     You, the stockholders of Engineering and Materials Technology Corporation (referred to hereinafter as "Engineering and Materials"), soon will be asked to vote on a proposed merger with EMTC International, Inc. You are making an investment decision that involves a high degree of risk. You should carefully consider the following risk factors as well as the terms of the merger in determining whether to approve the merger:

     1. If you approve the merger, you will suffer an immediate 10 percent dilution in your stock value.

          Your approval of the merger will cause you to suffer a 10 percent dilution in your percentage ownership and book value of Engineering and Materials. This dilution will be solely for obtaining the possibility, but not the certainty, of obtaining the following benefits:

     o the common stock of our combined company may trade in the stock market;

     o if it does trade in the stock market, you can sell your shares of stock in the stock market, if you wish, or buy more;

     o our combined company can try to buy other companies with our tradable stock rather than with money; and

     o our combined, public company should be better able to raise new capital through the sale of stock than Engineering and Materials now can.

     2. Should Engineering and Materials operate at a loss, any perceived benefits of being a public company may never materialize.

          Engineering and Materials operates at a profit. There is no assurance that profitable operations can be maintained. Should you approve the merger and our combined company commences to operate at a loss, the perceived benefits of the stock market may also be lost.

     3. Even if you approve the merger, a public market for EMTC's common stock may not develop or, if it does develop, may be volatile or limited.

          There is presently no public market for EMTC's common stock. We cannot assure you that a public market for the stock will develop after the occurrence of the merger or, if one develops, that it will be sustained. It is likely that any market that develops for the common stock will be volatile and that trading in the stock will be limited.

     4. Post-merger operations may require additional funds that we do not have.

          Should the proposed merger be approved, the post-merger company may need additional funding to achieve its plan of operations. If so, we have not identified the source for this funding. We give no assurance that the needed funds can be obtained.

     5. Our success depends on our ability to retain John Harcourt.

          Should the merger occur, the post-merger company will be reliant on the continued services of several key personnel. The loss of one of them could adversely affect future operations. That person is John Harcourt, president and a director.

     6. Should a change in management seem necessary, it will be difficult for the non-management stockholders to do this.

          Should the proposed merger be approved, Engineering and Materials' officers and directors and their affiliates will own approximately 66 percent of the common stock of the company. This amount may enable them to determine the outcome of any vote affecting the control of the company.

     7. One of Engineering and Materials' products is in the development stage.

          Engineering and Materials is in the initial stage of developing a proprietary "Engineering and Materials Seal of Safety Approval for Child Seats" which would evaluate and certify the degrees of safety for child seats in vehicles. The expansion of Engineering and Materials' business is materially related to the development of this line of business. No assurance can be given that this new business segment will develop to the commercial stage or, if commercial, that it will operate at a profit.

     8. Should the merger be approved, it is improbable that the post-merger company will declare dividends.

          Your management states that it has no present intention of paying dividends in the near future should the proposed merger be approved and the post-merger company operate at a profit. Rather, your management proposes to devote any profits for some time to the growth of the business.

                               BLANK CHECK COMPANY

     EMTC is a "blank check company." A blank check company is a development stage company that is issuing a penny stock, has no specific business plan or purpose, and has indicated that its business plan is to merge with an unidentified company or companies. While EMTC's present intentions are to merge with a specific company - Engineering and Materials Technology Corporation, there is no assurance that the shareholders of Engineering and Materials will approve the proposed merger described in this prospectus. Accordingly, a distribution of shares of EMTC that would create a public market for EMTC's common stock is being conducted in compliance with the requirements of the Commission's Rule 419 that governs distributions by blank check companies.

                               THE THREE COMPANIES

     The merger we propose will affect three companies and their stockholders:

     EMTC International, Inc. EMTC was incorporated in Oklahoma on March 12,
     -----------------------
2002, for the purpose of merging with Engineering and Materials. We have no business operations and only $600 of capital. We have no present intention of engaging in any active business until and unless we merge with Engineering and Materials. We were incorporated and are controlled by SuperCorp Inc., an Oklahoma corporation described below.

     Engineering and Materials Technology Corporation. Engineering and Materials
     ------------------------------------------------
was incorporated in Oklahoma in July 1973 with the name Southwest Metallurgical Consultants, Inc. In 1982 it changed its name to Engineering and Materials Technology Corporation. Engineering and Materials provides an array of engineering and consulting services related to equipment failure analysis, accident investigation, and quality-control assurance testing and monitoring. Its core specialty is failure analysis and accident prevention analysis of child seats for vehicles.

     The business office of Engineering and Materials is located at 124 East Sheridan Avenue, Oklahoma City, Oklahoma 73104. Its telephone number is 405-232-0100.

     SuperCorp Inc. A third company, SuperCorp Inc. ("SuperCorp"), was organized
     -------------
in Oklahoma on October 21, 1988. SuperCorp has approximately 600 stockholders in 34 states. SuperCorp acquired almost all of these stockholders in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp. The SuperCorp shares were distributed to the creditors and stockholders of Naturizer, Inc. SuperCorp's purpose is to engage in "spinoff-merger" activities such as the one described herein. Such spinoff-mergers involve SuperCorp's distribution to its stockholders of registered shares of stock of subsidiary corporations SuperCorp organizes to merge with viable companies. That is the "spinoff" part of a spinoff-merger transaction orchestrated by SuperCorp. The "merger" part requires an approving vote of the stockholders of the viable company - here, Engineering and Materials.

     SuperCorp's assets consist of approximately $50,000 in cash. Each of its five directors, John E. Adams, George W. Cole, T.E. King II, Thomas J. Kenan, and Ronald D. Wallace, either directly or by attribution through ownership by family members, owns approximately 452,000 shares of common stock of SuperCorp, which amount is approximately 6.75 percent of the number of its outstanding shares.

     SuperCorp is not subject to the reporting requirements imposed by Section 12 or Section 15(d) of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market. SuperCorp has never sought a market maker for its stock.

     SuperCorp organized EMTC in March 2002 as a vehicle for the proposed merger with Engineering and Materials. EMTC has no business history, $600 in assets, no liabilities, and only one stockholder - SuperCorp, who will "spinoff" its 600,000 shares in the company to its approximately 600 stockholders before you vote on the merger.

     SuperCorp's address is 3535 Northwest 58th Street, Suite 770, Oklahoma City, Oklahoma 73116. Its telephone number is 405-943-8008.

                         TERMS OF THE MERGER TRANSACTION

     EMTC, SuperCorp, and Engineering and Materials have entered into an agreement of merger between EMTC and Engineering and Materials. A copy of the agreement appears as "Appendix A - Agreement of merger." For the merger to occur, each of the following must occur:

     o Registration statements must be filed with and become effective at the Securities and Exchange Commission and appropriate state securities regulatory agencies. This has occurred. The registration statements cover the following:

          o the 5,400,000 merger shares - the shares EMTC offers to the stockholders of Engineering and Materials, and

          o the 600,000 spinoff shares - the shares SuperCorp will distribute to its more than 600 stockholders.

     o The stockholders of each of EMTC and of Engineering and Materials must, by a majority vote of the shares outstanding, approve the merger.

Terms of the Merger.
-------------------

     The terms of the proposed merger are as follows:

     1. Engineering and Materials shall merge into EMTC.

     2. All 3,325,000 outstanding shares of common stock of Engineering and Materials shall be converted into 5,400,000 shares of common stock of EMTC on a pro-rata basis, or 1.62406 shares of common stock of EMTC for each share of common stock of Engineering and Materials.

     3. There shall be no fractional shares issued.

     4. The present business of Engineering and Materials shall be conducted after the merger by EMTC, into which Engineering and Materials shall have merged. Engineering and Materials' management and directors shall become the management and directors of the combined company.

     5. Prior to the merger, SuperCorp shall distribute in a "spinoff" to its stockholders, on a basis proportionate to their stockholdings in SuperCorp, the 600,000 shares of common stock of EMTC now held by SuperCorp. Each SuperCorp stockholder shall receive one share of common stock of EMTC for each 11.164 shares of common stock of SuperCorp held of record on the date on the cover of this Prospectus.

     6. The historical financial statements of the post-merger company shall be those of Engineering and Materials. The fiscal year of the post-merger company will be December 31, the end of Engineering and Materials' fiscal year.

     7. Should the stockholders of Engineering and Materials not approve the merger, none of EMTC, Engineering and Materials, or SuperCorp shall be liable to any of the others. However, in any event, Engineering and Materials must pay all three parties' expenses relating to the registration of the shares described herein.

Reasons for the Merger and Spinoff.
----------------------------------

     It is obvious that the SuperCorp stockholders will benefit by receiving, for no consideration, the 600,000 spinoff shares. But EMTC also believes that the Engineering and Materials' stockholders will benefit from converting their present stock to stock of EMTC in the merger. We have registered with the Securities and Exchange Commission the stock involved in the spinoff and the stock involved in the merger. SuperCorp's distribution of the spinoff shares to its stockholders should provide the basis for the creation of a public market for the common stock of our post-merger combined company. We believe the existence of such a public market will facilitate the raising of expansion funds for the post-merger company. We give no assurance that such will occur.

     Effectively, the stockholders of Engineering and Materials will suffer a 10 percent dilution in their equity in Engineering and Materials solely for the perceived, but not assured, benefits of having a public market for their securities.

     Your management has not sought or obtained a "fairness opinion" with regard to the terms of the proposed merger. A fairness opinion is a letter prepared by an independent, experienced investment banker or business appraiser that represents whether or not a transaction, from a financial point of view, is fair to shareholders, particularly minority shareholders, all material matters and circumstances considered.

     Any shareholder that disapproves of the proposed merger has an "opt out" alternative that, if carefully exercised, would result in the shareholder's transferring his or her stock to your company and receiving fair payment for it. See "Voting and Management Information - Dissenters' Rights of Appraisal" on page 19.

Accounting Treatment of Proposed Merger.
---------------------------------------

     Because EMTC is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if Engineering and Materials recapitalized.

Degree of Management Control of Vote on Merger.
----------------------------------------------

     The merger must be approved by a vote of a majority of the outstanding shares of common stock of each of EMTC and Engineering and Materials. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: EMTC - 100%; and Engineering and Materials - 74%. Engineering and Materials' officers, directors and affiliates, even though they are recommending approval of the merger, have agreed to vote their shares to approve or disapprove the proposed merger in accordance with the majority vote of the other stockholders.

Differences Between Rights of Stockholders of EMTC and of Engineering and Materials.
-------------------------------------------------------------------------

     There are no material differences between the rights of holders of the common stock of EMTC and of Engineering and Materials.

Expenses of the Spinoff and Merger.
----------------------------------

     The estimated expenses of the spinoff and the merger are $96,300. These expenses are being borne entirely by Engineering and Materials, even if you vote to disapprove the merger. These expenses are federal and state registration fees
- $100; printing and engraving - $4,000; legal fees - $44,000; auditor's fee - $31,100; filing expenses (EDGAR) - $8,000; stock transfer agent's fee - $4,000; escrow agent's fee - $500; Moody's OTC Industrial Manual publication fee - $2,300; and mailing cost - $2,300.

Description of Securities.
-------------------------

     Common Stock. Each of EMTC and Engineering and Materials is an Oklahoma
     ------------
corporation. EMTC is authorized to issue 40 million shares of common stock. It has 600,000 shares of common stock now issued and outstanding. Engineering and Materials is authorized to issue 50 million shares of common stock. It has 3,325,000 shares of its common stock now issued and outstanding. There are no differences in the common stock of our two companies.

          Voting rights. Stockholders have one vote a share on all matters
          -------------
submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

          Dividend rights. Stockholders receive dividends when and if declared
          ---------------
by the board of directors out of funds of the corporation legally available therefor.

          Liquidation rights. Upon any liquidation, dissolution or winding up,
          ------------------
stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

          Preemptive rights. Stockholders do not have preemptive rights to
          -----------------
subscribe for or purchase any stock, obligations or other securities of the corporation.

          Registrar and transfer agent. Securities Transfer Corporation, Dallas,
          ----------------------------
Texas, is the transfer agent and registrar of the common stock of EMTC. Engineering and Materials serves as its own registrar and transfer agent.

          Dissenters' rights. A stockholder has "dissenters' rights" which, if
          ------------------
properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.

     Preferred Stock. Each of EMTC and Engineering and Materials is authorized
     ---------------
to issue 10 million
shares of preferred stock. The preferred stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of preferred stock, including any preferences, conversion and other rights, voting powers, and conditions of redemption must be set forth in resolutions adopted by the directors.

     There are no outstanding shares of preferred stock either of EMTC or of Engineering and Materials.

                         FEDERAL INCOME TAX CONSEQUENCES

     The Merger. The merger should qualify as a type "A" tax free reorganization
     ----------
for both corporations under Section 368(a)(1) of the Internal Revenue Code. However, because EMTC is newly organized, the "step transaction doctrine" might be applied. If so, the company might be considered a continuation of Engineering and Materials with only a change of name or place of incorporation, a type "F" tax free reorganization under Section 368(a)(1).

          Stockholders of Engineering and Materials. Whether the merger be
          -----------------------------------------
characterized as a type "A" or "F" reorganization, there should be no recognition of taxable gain or loss to the stockholders of Engineering and Materials by reason of the merger. Each stockholder of Engineering and Materials would have a carryover tax basis and a tacked holding period for our company's securities received in the merger.

          Engineering and Materials itself would not recognize any taxable gain or loss, because its liabilities are not in excess of the tax basis of its assets.

          The distribution by SuperCorp to its stockholders of the 600,000 spinoff shares will not adversely affect the non-recognition of gain or loss to Engineering and Materials or its stockholders in the merger.

          The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to EMTC (which tax opinion is one of the exhibits to the registration statement of which this Prospectus-Proxy Statement is a part).

Pro Forma Financial Information and Dilution.
--------------------------------------------

     The following sets forth certain pro forma financial information giving effect to the merger:

                   PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                December 31, 2001

                                                                     Engineering and
                                                        EMTC            Materials            Pro Forma            Pro Forma
                                                    (Historical)       (Historical)         Adjustments           Combined
                                                    ------------       ------------         -----------           --------
ASSETS
Current assets                                                $550            $342,539         $                        $343,089
Property and equipment                                           -              71,044                   -                71,044
Other assets                                                    50              83,987                   -                84,037
                                                              ----             --------         ---------               --------
TOTAL ASSETS                                                  $600            $497,570         $                        $498,170
                                                              ====             ========         =========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                            $ -            $263,477         $         -              $263,477
Long term liabilities                                            -                   -                   -                     -
                                                              ----             --------         ---------               --------
     Total liabilities                                           -            $263,477                   -              $263,477
                                                              ----             --------         ---------               --------
Stockholders' equity:
   Common stock                                                600                 333               5,067                 6,000
   Additional paid-in capital                                    -              41,846              20,750                62,596
   Stock Subscribed                                              -                   -              25,000                25,000
   Stock Subscription Receivable                                 -                   -             (25,000)              (25,000)
   Retained earnings (deficit)                                   -             191,914             (25,817)              166,097
                                                              ----             --------         ---------               --------
     Total stockholders' equity                                600             234,093                                   234,693
                                                              ----             --------         ---------               --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $600            $497,570         $         -              $498,170
                                                              ====             ========         =========               ========

                          PRO FORMA STATEMENT OF INCOME
                       Fiscal Year Ended December 31, 2001

                                                                 Engineering
                                              EMTC              and Materials            Pro Forma           Pro Forma
                                          (Historical)           (Historical)            Adjustments         Combined
                                          ------------           ------------            -----------         --------
Sales                                          $  -               $745,265           $         -             $745,265
Operating expenses                                -                714,461                25,817              740,278
                                           ---------             ---------            ----------            ---------
Income  from operations                           -                 30,804              (25,817)                4,987
Other income                                      -                  6,693                     -                6,693
                                           ---------             ---------            ----------            ---------
Income before taxes                                                 37,497              (25,817)               11,680
Provision for taxes                               -                  8,446                     -                8,446
                                           ---------             ---------            ----------            ---------
NET INCOME                                     $  -                $29,051           $  (25,817)               $3,234
                                           =========             =========            ==========            =========
EARNINGS PER SHARE

     Net income                                                    $29,051                                     $3,234

     Weighted-average
     number of shares
     outstanding                                                 3,325,000             2,675,000            6,000,000

     Earnings per share                           0                 $0.008                     -               $0.001

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of December 31, 2001 as if outstanding as of the beginning of the period.

(3) Effective March 1, 2002, the sole shareholder sold or distributed 895,903 shares of his stock as follows:

                      Class                     Shares          Cash and Notes     Compensation
        ---------------------------------- ------------------ -------------------- -----------------------
        Company directors                             21,551                    -                $    584

        Family members                               123,148                    -                       -

        Employees                                      8,619                    -                     233

        Legal Fees                                    51,722                    -                  15,000

        Unrelated party                                1,231                    -                       -

        New stockholder group                        689,632             $ 35,000                       -
        ---------------------------------- ------------------ -------------------- -----------------------
        Totals                                       895,903             $ 35,000                $ 15,817
        ================================== ================== ==================== =======================


     The cash and notes reflected above represents $10,000 cash deposited into the Company's account, and a verbal agreement to pay $25,000. This $25,000 is reflected in the proforma balance sheet as a stock subscription receivable.

     Since no additional shares are being issued with respect to these transactions, all amounts are paid-in-capital transactions or stock subscribed.

(4) Effective March 13, 2002, the Company has entered into a merger agreement with EMTC International, Inc., a wholly-owned subsidiary of SuperCorp, Inc., an Oklahoma corporation.

     A portion of the agreement of merger requires that the management shareholders, who hold approximately 74% of the outstanding stock of the Company, agree to vote their shares to approve or disapprove the proposed merger in accordance with the majority vote of the other stockholders.

Material Contacts Among the Companies.
-------------------------------------

     In January 2002, Benjamin Wei, a friend of John Harcourt, president of Engineering and Materials, contacted Thomas J. Kenan, Esq., a director and corporate secretary of SuperCorp. Mr. Wei had several months earlier been introduced to Mr. Kenan by the son of one of the partners of Mr. Kenan's law firm and had been informed at that time by Mr. Kenan of SuperCorp and the spinoff-merger transactions SuperCorp effects.

     In January 2002, Mr. Wei introduced Mr. Kenan to John Harcourt, the president of Engineering and Materials. After a discussion concerning Engineering and Materials' business and prospects, a deal was struck to effectuate a spinoff-merger transaction with SuperCorp organizing a new subsidiary - EMTC International, Inc., which would issue 600,000 shares of its common stock to SuperCorp for $600, and 5,400,000 shares of its common stock to the shareholders of Engineering and Materials should they approve a merger of their company with EMTC International, Inc.

     In February 2002, the president of Engineering and Materials, John Harcourt, asked Mr. Kenan if he would accept 51,722 shares of common stock of Engineering and Materials in exchange for $15,000 of the $40,000 legal fees Mr. Kenan would earn for drafting the registration statements for the transaction and for agreeing to serve as an advisory director of Engineering and Materials for three years. Mr. Kenan accepted this offer and was issued 51,722 shares of common stock of Engineering and Materials, which shares will convert into 84,000 shares of EMTC should the merger be approved and effected.

     Other than the proposed spinoff and merger and the matters described above, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among Engineering and Materials, EMTC, and SuperCorp during the periods for which financial statements appear herein.

                  EARLIER SUPERCORP SPINOFF-MERGER TRANSACTIONS

     This transaction with Engineering and Materials, should the stockholders of Engineering and Materials approve it, will be the sixth such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes.

     The Lark Technologies, Inc. spinoff-merger.
     ------------------------------------------

     SuperCorp's first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary. Lark merged with a Houston, Texas company engaged in DNA sequencing whose major stockholders are affiliates of the Baylor School of Medicine.

     The Lark spinoff occurred on September 6, 1995. The Lark merger occurred on September 14, 1995. None of SuperCorp's or Lark's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Lark had any involvement in this spinoff-merger. None of these persons received any cash, stock or other thing of value with respect to this transaction other than his pro rata receipt of Lark stock that was spunoff to the SuperCorp stockholders. Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its stockholder base.

     The Dransfield China Paper Corporation transaction.
     --------------------------------------------------

     The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary now named DF China Technology, Inc. Dransfield merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and in building integrated paper mills in China. Dransfield's major stockholder is a Hong Kong Stock Exchange-listed company.

     The Dransfield spinoff occurred on February 13, 1996. The Dransfield merger occurred on February 26, 1997. One of SuperCorp's officers and directors, T.E. King, received $45,000 from the Hong Kong company, 11,642 shares of common stock of Dransfield and 250,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for his services in bringing together the Hong Kong company and SuperCorp. Thomas J. Kenan, an officer and a director of SuperCorp, received 20,000 warrants and the other officers and directors of SuperCorp each received 40,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for their past efforts in screening prospective spinoff-merger transactions. All of these warrants expired without being exercised. Each of these officers and directors also received his pro rata distribution of Dransfield shares spunoff by SuperCorp to its stockholders. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong.

     The Summit Technologies, Inc. transaction.
     -----------------------------------------

     The third spinoff-merger transaction concerned Summit Environmental Corporation, Inc. ("Summit"), a SuperCorp-created subsidiary. Summit merged with a Longview, Texas company engaged in marketing a new fire suppressant product and other products manufactured by other companies.

     The Summit spinoff occurred on November 10, 1998. The Summit merger occurred on December 2, 1998.

     None of SuperCorp's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Summit had any involvement in this spinoff-merger other than Thomas J. Kenan, a director and general counsel of SuperCorp. The Longview, Texas company allowed Mr. Kenan to purchase 28,333 shares of its common stock at $0.30 a share in a non-public offering it conducted at this price before the registration statements for the spinoff-merger transaction were filed with the Securities and Exchange Commission.

     George W. Cole, a former SuperCorp director and a person to whom Securities and Exchange Commission rules may attribute the beneficial ownership of more shares of common stock of SuperCorp than any other SuperCorp stockholder, received compensation for finding and negotiating the spinoff-merger transaction with Summit.

     Mr. Cole received $18,500 from the Longview, Texas company for a finder's fee and for consulting services. He exchanged $14,250 of such fee for 23,750 shares of the Longview, Texas company at $0.60 a share prior to the spinoff-merger. Further, SuperCorp allowed him to purchase 125,000 shares of common stock of Summit at $0.001 a share when SuperCorp organized Summit.

     The TechLite, Inc. transaction.
     ------------------------------

     The fourth spinoff-merger transaction concerned TechLite, Inc. ("TechLite"), a SuperCorp-created subsidiary. TechLite merged with TechLite Applied Sciences, Inc. ("Applied Sciences"), a Tulsa, Oklahoma company engaged in the business of retrofitting lighting fixtures in buildings in such a way as to significantly reduce electricity consumption.

     The TechLite spinoff occurred on September 17, 1999. The TechLite merger occurred on October 21, 1999. Thomas J. Kenan of Oklahoma City, Oklahoma, a director and general counsel of SuperCorp, received 90,000 shares of Applied Sciences before the merger in exchange for legal services he performed for Applied Sciences before the merger. Albert L. Welsh, then the president and a director of SuperCorp, and George W. Cole, now a director of SuperCorp whose spouse Marjorie J. Cole is a significant shareholder of SuperCorp, each received 10,000 shares of common stock of Applied Sciences in exchange for providing financial advice to Applied Sciences from 1997 through 1999. Mr. Welsh and Mr. Cole were each also authorized by the SuperCorp directors to purchase 24,444 shares of common stock of TechLite at $0.001 a share at the time of TechLite's organization in recognition of their services to the SuperCorp shareholders in persuading the directors of Applied Sciences to favorably consider the merger with TechLite.

     After each of the above four spinoff-merger transactions was consummated, SuperCorp director Thomas J. Kenan became involved with each company as an attorney. He has represented each company from time to time as a securities lawyer. He received cash fees for such services at his customary billing rates. He also was invited by Dransfield to serve as a non-management director of Dransfield and of its Hong Kong Stock Exchange-listed parent, Dransfield Holdings Limited. He receives no compensation for such director's services but has been granted options to purchase 25,000 shares of Dransfield at $2.60 a share, 15,000 shares at $1.75 a share and 10,000 shares at $1.58 a share. The options have not been exercised. He was invited by Summit to serve as a non-management director. He receives no compensation for such services but was granted an option to purchase 40,000 shares of Summit at $1.00 a share. The options have not been exercised.

     The KingThomason Group, Inc. transaction.
     ----------------------------------------

     The fifth spinoff-merger transaction concerned The KingThomason Group, Inc. ("KingThomason"), a SuperCorp-created subsidiary. KingThomason merged with a San Ramon, California company that designs and sells insurance and financial services and products for niche markets.

     The KingThomason spinoff occurred on November 7, 2001. The KingThomason merger occurred on December 7, 2001.

     T.E. King II, a director of SuperCorp and the father of T.E. King III, the president of the San Ramon, California company that merged into KingThomason, was allowed by SuperCorp to purchase 375,000 shares of common stock of KingThomason at $0.001 a share prior to the spinoff and merger. He received these shares in the capacity of a "finder." Thomas J. Kenan, Esq., a director and corporate secretary of SuperCorp, was requested by the president of the San Ramon company to accept 50,000 shares of the pre-merger San Ramon company in exchange for $20,000 of the $40,000 legal fees Kenan would earn for drafting the registration statements for the transaction. Mr. Kenan accepted this offer and was issued 50,000 shares of common stock of the San Ramon company, which shares converted into 50,000 shares of KingThomason when the merger occurred.

     Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA." Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DFCT." Summit's common stock trades on the OTC Bulletin Board under the symbol "SEVT." TechLite's common stock trades on the OTC Bulletin Board under the symbol "THLT." KingThomason's common stock trades on the OTC Bulletin Board under the symbol "KGTH". Lark, Dransfield, Summit, TechLite and KingThomason are viable, operating companies. Their common stock prices are quoted daily. All five file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934.

                             PENNY STOCK REGULATIONS

     There is no way to predict a price range within which EMTC's common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, EMTC's common stock, initially at least, would be subject to the rules governing "penny stocks."

     A "penny stock" is any stock that:

     o    sells for less than $5 a share.

     o is not listed on an exchange or authorized for quotation on The Nasdaq stock Market, and

     o is not a stock of a "substantial issuer." EMTC is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

     There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

     The Penny Stock Suitability Rule
     --------------------------------

     Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny stock Suitability Rule, described above, and the Penny stock Disclosure Rule, described below, do not apply to the following:

          o    transactions not recommended by the broker-dealer,

          o    sales to institutional accredited investors,

          o sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

          o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

     The Penny Stock Disclosure Rule
     -------------------------------

     Another Commission rule - the Penny stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

     Effects of the Rule
     -------------------

     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

     EMTC's spinoff shares and merger shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                   INFORMATION ABOUT EMTC INTERNATIONAL, INC.

     EMTC International, Inc. was incorporated under the laws of the State of Oklahoma on March 12, 2002. It has no business, significant assets or employees. Its management serves without pay.

Description of Business and Properties.
--------------------------------------

     Should you approve the merger, EMTC shall be the surviving company, but its management shall not remain as the management of the company. Control of the company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the stockholders of Engineering and Materials. Engineering and Materials' present management shall become the management of the company.

     Engineering and Materials' present management advises us that it shall continue the business of Engineering and Materials as the business of EMTC after the merger.

     EMTC's present management consists of one person, George W. Cole. Mr. Cole is a stock broker employed by Dominion Financial Services, Inc. and has his office in Oklahoma City, Oklahoma. Mr. Cole is president and a director of SuperCorp.

Legal Proceedings.
-----------------

     Neither EMTC nor its property is a party to, or the subject of, pending legal proceedings.

Market for EMTC's Common Stock and Related Stockholder Matters.
--------------------------------------------------------------

     There is no present public trading market in the U.S. or elsewhere for EMTC's common stock.

     Should you approve the merger, you will receive 5,400,000 shares of common stock of EMTC in exchange for your 3,325,000 outstanding shares of common stock of Engineering and Materials.

Rule 144 and Rule 145 Restrictions on Trading
---------------------------------------------

     Should the merger be approved, all six million outstanding shares of common stock of EMTC shall have been issued or distributed pursuant to registration with the Commission. The SuperCorp directors' 203,398 spinoff shares may be deemed to be "underwriters shares" requiring registration. And, there will be certain restrictions on the transfer for value of others of the six million outstanding shares.

     Securities and Exchange Commission rules define as "affiliates" a corporation's executive officers, directors and other persons who, by any manner, exercise control over the corporation's direction and policies. The persons that are affiliates of Engineering and Materials at the time of the vote on the merger are expected to be affiliates of the post-merger company. In order to sell their shares, such persons are deemed to be "underwriters" and must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 and require, for sales of the shares by such persons as long as they remain affiliates of the post-merger company, that:

          o the company must have been subject to the reporting requirements of Section 15(d) of the Securities Exchange Act for at least 90 days,

          o the company must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or such shorter period that the company was required to file such reports),

          o transfers for value by such affiliates can occur only either (1) through broker transactions not involving the solicitation of buyers or (2) directly to market-makers, and

          o each such affiliate can transfer for value, during a 90-day period, no more shares than the greater of one percent of all issued and outstanding shares of common stock of the company (60,000 shares would be one percent immediately after the merger) or the average weekly volume of trading in such common stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above resale provisions of Rule 145 shall continue for such persons as long as they are affiliates of the post-merger company. However, should they become non-affiliates of the post-merger company, then, after one year after the merger, only the company's reporting requirement shall continue. When any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the merger, then even the requirement that the company file reports with the Commission will no longer be required for such a former affiliate to sell any of the shares acquired in the merger.

     The table below sets forth the restrictions on trading that will apply to all 6,000,000 shares of common stock of EMTC that will be outstanding after the merger, should the merger be approved:

                                                                                       Number of Shares
                                                                                       ----------------
                                                                                 Subject to      Not Subject
                                                                                  Trading         to Trading
                                                                                Restrictions     Restrictions
                                                                                ------------     ------------
         Spinoff shares received
           by officers and directors
           of SuperCorp                                                          203,398(1)

         Spinoff shares received
           by other SuperCorp shareholders                                                          396,602

         Engineering and Materials shareholders not
           affiliated with Engineering and Materials
           before the merger                                                                      1,425,000

         Engineering and Materials shareholders
           that are affiliates of Engineering and
           Materials before the merger                                         3,975,000(2)               0
                                                                               -----------        ----------

                                                                               4,178,398          1,821,602

___________________

(1) The officers and directors of SuperCorp may be deemed to be "underwriters" of the spinoff and merger transactions. If so, absent registration, none of their shares may be transferred for value.

(2)  Subject to the Rule 145 restrictions on trading described above.

     Accordingly, after the effective date of the merger and the redistribution of the spinoff shares, there shall be 1,821,602 shares in the "public float," i.e., subject to no securities law restrictions on their being traded or transferred for value. We estimate that approximately 605 persons will own these shares of record. The offering of them for sale could have a materially adverse effect on the market price of the company's stock. Further, the affiliates of Engineering and Materials will hold an additional 3,975,000 shares and will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     No equity of EMTC is subject to outstanding options or warrants to purchase, or securities convertible into, equity of EMTC.

     Dividends. EMTC has had no operations or earnings and has declared no
     ---------
dividends on our capital stock. Should the merger be approved, there are no restrictions that would, or are likely to, limit the ability of EMTC to pay dividends on its common stock, but it has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes.

     Registration Statement. EMTC has filed with the Securities and Exchange
     ----------------------
Commission ("SEC") in Washington, D.C., a Registration Statement under the Securities Act of 1933, with respect to the common stock offered by this Prospectus-Proxy Statement. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. EMTC is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

     Reports to Stockholders. EMTC will file reports with the Securities and
     -----------------------
Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. EMTC also intends to furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law.

     Stock Certificates. Certificates for the securities offered hereby will be
     ------------------
ready for delivery within one week after you approve the merger.

Financial Statements.
--------------------

See "Financial Statements - EMTC International, Inc." for the independent auditor's report dated April 1, 2002, with respect to EMTC's balance sheet as of March 13, 2002, and the notes to the balance sheet.

       INFORMATION ABOUT ENGINEERING AND MATERIALS TECHNOLOGY CORPORATION

Overview.
--------

     Engineering and Materials provides an array of engineering and consulting services related to equipment failure analysis, accident investigation, and quality-control assurance testing and monitoring. Its core specialty is failure analysis and accident prevention analysis of child seats for vehicles.

     Engineering and Materials has its headquarters in Oklahoma City, Oklahoma. Its fiscal year ends December 31. It operated at a profit after taxes of $84,039 in 2000 and at a profit after taxes of $29,051 in 2001. Its retained earnings are $191,194.

Management's Discussion and Analysis of Financial Condition and Results of Operations.
--------------------------------------------------------------------------

     The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     Results of operations.
     ---------------------

     The following table presents, as a percentage of sales, certain selected financial data for each of fiscal years December 31, 2001 and December 31, 2000:

                                                                                      Fiscal Year
                                                                                      ended 12-31
                                                                                      -----------
                                                                                2001             2000
                                                                                ----             ----
                  Sales                                                         100%             100%

                  Operating expenses                                             96%              88%
                                                                              ------           ------
                  Income from operations                                          4%              12%

                  Non-operating income (expense)                              (0.9)%           (0.5)%

                  Net income before taxes                                         5%              11%
                  Net income after taxes                                          4%               8%

     Sales.
     -----

     Sales of $745,265 for fiscal year 2001 decreased by 30 percent from fiscal 2000's sales of $1,071,236. This decrease was due primarily to management's focus in 2001 on developing a merger and acquisition strategy, which redirected management time away from its core business. Cases worked and billable time decreased, which resulted in decreased engineering revenues.

     Case expenses and general and administrative expenses.
     -----------------------------------------------------

     Case expenses remained steady in fiscal 2001 - $158,602 - as compared to fiscal 2000 - $155,519. General and administrative expenses decreased, however, by 30 percent - from $776,515 in 2000 to $545,425 in 2001, a decrease consistent with the 30 percent decrease in sales. Major decreases occurred in the following line items:

     o    bad debt expense, from $77,299 to $51,689,

     o    contract labor, from $52,027 to $18,095,

     o    travel expense, from $28,923 to $17,455,

     o    entertainment, from $14,003 to $7,692,

     o    dues and subscriptions, from $14,085 to $421,

     o    health insurance, from $23,645 to $16,812, and

     o the largest decrease of all, owner fees (payments to our president), from $363,327 to $195,004.

Major increases occurred in the following line items:
      ---------

     o    audit fees, from zero to $20,000,

     o    legal and professional, from $350 to $15,681, and

     o    consulting expense, from zero to $10,000.

     Net income.
     ----------

     We had net income of $29,051 in 2001, a 65 percent decrease from 2000's net income of $84,039.

     Balance sheet items.
     -------------------

     Current assets of $342,538 on December 31, 2001, compare favorably with current liabilities of $263,477 at that time. Accounts receivable were $246,670; accounts payable were $81,220.

     Liquidity and Capital Resources.
     -------------------------------

     Engineering and Materials is liquid with $71,593 cash and cash equivalents on hand, $246,670 in accounts receivable at fiscal 2001 year-end and current liabilities of $263,477.

     Engineering and Materials' future results of operations and the other forward-looking statements contained in this Offering Circular, in particular the statements regarding projected operations in the present fiscal year, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the loss of any of several key personnel; unexpected costs in establishing branch offices; the emergence of competition not now detected; and a general economic turndown.

               DESCRIPTION OF ENGINEERING AND MATERIALS' BUSINESS

Business Development.
--------------------

     Engineering and Materials was incorporated in Oklahoma in July, 1973 with the name Southwest Metallurgical Consultants, Inc. In 1982 it changed its name to Engineering and Materials Technology Corporation. It has always operated out of offices and testing laboratories in Oklahoma City, Oklahoma. It is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers; American Society for Metals; Corrosion Engineers; American Society for Nondestructive Testing; Microbeam Analysis Society; Society of Automotive Engineers and the Association for the Advancement of Automotive Medicine.

Description of Business.
-----------------------

     Engineering and Materials' business consists of four segments:

     o    governmental engineering consulting,

     o    industrial consulting,

     o    forensic engineering consulting, and

     o    laboratory testing services.

     Its recent historical revenue has been divided as follows: approximately 10 percent - government and industry contracts, and 90 percent - forensic contracts.

     Governmental engineering consulting.
     -----------------------------------

     Tinker Air Force Base in Oklahoma City is the largest Air Force Base in the U.S. It is also the largest aircraft maintenance and repair facility in the U.S. Tinker is responsible for overseeing the metallurgical testing of functionality of all military planes equipped with GE aircraft engines. Over half of U.S. military aircraft are currently equipped with G.E. engines. Further, Tinker Air Force Base is responsible for overhauling all Pratt & Whitney jet engines, which accounts for a significant majority of the remaining half of all U.S. military aircraft.

     Strategically headquartered in Oklahoma City, Engineering and Materials has over 25 years of experience working with Tinker Air Force Base, providing metallurgical and other engineering consulting work. Engineering and Materials is the major engineering firm located in Oklahoma City that has the experience and equipment capable of providing the metallurgical and material science expertise that Tinker Air Force Base requires.

     Industrial consulting.
     ---------------------

     In the areas of accident investigation and failure analysis, Engineering and Materials is a nationally recognized engineering firm with 28 years of experience serving industrial clients. It has provided industrial consulting and testing analysis services to many public and private corporate clients such as Texaco, Parker Drilling Company, Beechcraft, Aero Commander, Kerr-McGee Corporation, CMI Corporation, Oklahoma Natural Gas Company and many others.

     Businesses must frequently change their products or service guidelines in order to comply with new government rules and regulations. Engineering and Materials helps businesses with their testing and provides certifications of compliance.

     In the area of accident investigation and failure analysis, Engineering and Materials is a nationally recognized engineering firm. It has provided services to the following landmark cases:

     o the analysis of the causes of the Ranger I offshore drilling rig collapse into the Gulf of Mexico;

     o the analysis as to the causes of the crash of the Black Hawk Oil Transport into the Skyway Bridge in St. Petersburg, Florida;

     o the analysis as to the causes of the crash of a DC-9 airplane near Pittsburgh, Pennsylvania; and

     o the analysis of the cause of the walkway collapse of the Kansas City Kemper Arena.

     Engineering and Materials also specializes in various laboratory testing services including microscopy, chemical analysis, spectroscopy, dynamic analysis, and full-scale crash testing using anthropometric devices and computer stimulated analysis.

     Over the last 28 years, Engineering and Materials has purchased and installed advanced laboratory facilities and technical equipment, the costs of which have been largely depreciated on Engineering and Materials' financial statements. Utilizing those facilities, Engineering and Materials provides field-quality, control-quality assurance testing and monitoring services and related consulting services to its clients in the private and public sectors.

     Forensic engineering consulting.
     -------------------------------

     Engineering and Materials is a leading expert in the field of child vehicle occupant protection. Currently, there are minimal federal safety standards for child seat manufacturing. In the U.S., child seat manufacturers are required by law only to test the safety of a child seat from frontal impact and not from rear or side impacts, a configuration in which many accidents occur. As a result, in order to reduce the high costs associated with more comprehensive testing of the safety of a child seat, many manufacturers make child seats only in compliance with minimal federal safety standards. Children are frequently injured in automobile accidents due to insufficient protection from a less than adequate child seat, and child seat manufacturers are frequently found at fault in product liability cases nationwide.

     Engineering and Materials' president, John Harcourt, is one of the leading experts in the U.S. in child occupant protection. Under Mr. Harcourt's leadership, Engineering and Materials provides services to clients in over 30 states and jurisdictions and serves the needs of product liability law firms in their actions involving child seat related injuries. The core specialty of Engineering and Materials is failure analysis and accident prevention analysis of child seats.

     Engineering and Materials has over 15 years of experience in the field of child occupant protection. It is a recognized leader in child restraint product liability lawsuits. Engineering and Materials proposes to develop and establish, subject to availability of funds, a proprietary "Engineering and Materials Seal of Safety Approval for Child Seats," which evaluates and certifies the degree of safety for child seats. This "Engineering and Materials Seal of Approval for Child Seats," similar to the "SNELL seal of approval" for motorcycle helmets, would build confidence in consumers that child restraint systems bearing the "Engineering and Materials Seal of Approval for Child Seats" are safe for use in the automotive and aircraft environments. Engineering and Materials would initially provide child-seat safety-related consulting and then apply the "Engineering and Materials Seal of Approval" concept to other engineering and forensic consulting areas. Engineering and Materials believes that there is strong customer demand for the development and establishment of the "Engineering and Materials Safety Seal." Such "Safety Seal" can be licensed to child seat manufacturers that meet Engineering and Materials' safety testing standards. In addition to potential licensing revenues, Engineering and Materials can also generate revenue from providing actual testing of products at its facilities, including at its proposed crash test track. Engineering and Materials' engineers and scientists have many years of experience in these testing areas and are capable of conducting such testing.

     Laboratory testing services.
     ---------------------------

     Engineering and Materials provides a wide range of laboratory testing services and in-house laboratory analysis services. Such services include:

     o Failure analysis - the investigative procedure involved in determining the cause of effects that result from the failure of mechanical or electrical systems to function as designed,

     o Biomechanics analysis - the determination of how people become injured and what injuries can be expected when people are exposed to a certain incident or environment,

     o Fires, explosions and toxic chemical analysis - the determination of the causes of fire and explosions and their propagation, chemical reactions, kinetics assessment, and full-scale fire and explosive testing,

     o Engineering design analysis and testing - the evaluation of loads on a system or product, from medical devices to commercial aircraft, including the prediction of remaining lifetime of a system or product, damage assessment, stress analysis, design review, vibration evaluation, impact penetration, medical device assessment, aviation accident reconstruction, and aircraft system testing and evaluation, and

     o Vehicle evaluation and testing - design analysis, component testing, accident reconstruction, crash testing, product validation testing, occupant injury analysis and other services for all types of terrain vehicles.

Competition.
-----------

     Engineering and Materials is the only alternative scientific and engineering technological consulting service provider that is strategically located in Oklahoma City, Oklahoma, near Tinker Air Force Base. Tinker Air Force Base is the largest Air Force maintenance and repair facility in the United States. Tinker Air Force Base currently has a five-year backlog and an urgent demand for outsourcing of engineering services. Approximately one percent of Engineering and Materials' revenues in 2001 were from contracts with Tinker Air Force Base.

     A significantly larger share of Engineering and Materials' 2000 and 2001 revenues - approximately 95 percent in each of 2000 and 2001 - came from Engineering and Materials' activities providing expert opinion evidence and testimony in lawsuits involving injuries to children in vehicle accidents and the crashworthiness of child seats. Engineering and Materials' president, John Harcourt, is one of only a few persons in the U.S. that provide almost all expert opinion evidence in child car seat litigation. Of these persons, two always testify for the child car seat manufacturers, two - including Mr. Harcourt - always testify against the child car seat manufacturers, and one testifies for either the plaintiffs or the defendants.

Distribution Methods.
--------------------

     Engineering and Materials has no products or services to distribute and does not advertise the availability of its services. However, it has more than 28 years of building an extensive network of government and industry associations. It relies, for business, on this network and its reputation.

Dependence on Major Customers or Suppliers.
------------------------------------------

     Engineering and Materials is not dependent on one or a few customers. In 2000 and 2001, about 20 clients from all over the United States provided 60% of Engineering and Materials' revenues.

Patents, Trademarks and Licenses.
--------------------------------

     Engineering and Materials neither owns nor has applied for any patents or trademarks.

Government Approval of Principal Products or Services.
-----------------------------------------------------

     Engineering and Materials' services are not, themselves, subject to government approval, but its engineers are subject to state and professional licensing requirements. Many of the services performed by Engineering and Materials' engineers are directed toward its customers obtaining governmental approvals, such as airworthiness certificates and vehicle safety certificates.

Government Regulations.
----------------------

     Engineering and Materials' activities in its testing laboratories are subject to OSHA safety requirements.

Research and Development.
------------------------

     Engineering and Materials has spent approximately $100,000 over the last three years in research and development activities with regard to its services and products. None of this has been borne by its customers.

Environmental Laws.
------------------

     Engineering and Materials has minimal direct costs with regard to complying with environmental laws and regulations, primarily with regard to the disposal of waste chemicals and other waste products used in its testing activities.

Employees.
---------

     At present, Engineering and Materials has 5 full time and 4 part time employees. All others in its organization are "independent contractors" or consultants. Engineering and Materials has a group of approximately 10 engineers and scientists from which it draws experts to serve as consultants or independent contractors on a case-by-case basis.

Principal Plants and Property.
-----------------------------

     Engineering and Materials leases from its president, John Harcourt, 13,000 square feet of office and laboratory space in downtown Oklahoma City at 124 East Sheridan, Suite 100, Oklahoma City, Oklahoma

73104. The rental is $14 a square foot a year. Engineering and Materials believes this is a fair market value for office space compared with similar property in downtown Oklahoma City.

Seasonality.
-----------

     The majority of our income is derived from our forensic engineering consulting, which coincides with sessions of the federal district courts, which occur in the spring and fall of the year.

Legal Proceedings.
-----------------

     Neither Engineering and Materials nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

     The Oklahoma State Board of Registration for Professional Engineers and Land Surveyors requires an engineering firm in the state to maintain at all times a full-time charge professional engineer to be responsible for the firm's engineering services at the time of providing such engineering services. In 1999, Edward Blick, who had been the full-time responsible-charge engineer for Engineering and Materials, resigned in June 1999 and the company did not hire a new charge engineer until November 1999. On November 18, 1999, John Harcourt, Edward Blick and Engineering and Materials were each fined a one-time administrative penalty ranging from $500 to $1,000 by the Oklahoma State Board of Registration for Professional Engineers and Land Surveyors. Ever since the above incident, Engineering and Materials has been in full compliance with the Oklahoma State Board of Registration for Professional Engineers and Land Surveyors.

Market for Engineering and Materials' Capital Stock and Related Stockholder Matters.
---------------------------------------------------------------------------

     There is no public trading market for Engineering and Materials' common stock. There are 15 holders of record of Engineering and Materials' issued and outstanding common stock. Should the merger not be approved, no public trading market is expected to develop for Engineering and Materials stock. Engineering and Materials has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of Engineering and Materials to pay dividends on its common stock, but Engineering and Materials advises us that it has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

Financial Statements.
--------------------

     See "Financial Statements - Engineering and Materials" for the audited financial statements of Engineering and Materials containing a balance sheet at December 31, 2001, and statements of income, cash flows, and changes in stockholders' equity for the periods ended December 31, 2001 and 2000, which have been prepared in accordance with generally accepted accounting principles in the United States.

                        VOTING AND MANAGEMENT INFORMATION

     Engineering and Materials' management will solicit your proxy with respect to the proposed merger described herein.

Date, Time and Place Information.
--------------------------------

     EMTC. EMTC's stockholders must also vote on the proposed merger. An
     ----
approving vote is assured and shall be taken by written, unanimous consent within one day after the date of this Prospectus-Proxy Statement.

     Engineering and Materials. Stockholders of Engineering and Materials will
     -------------------------
vote on the proposed merger at a special meeting of the stockholders of Engineering and Materials to be held on 11:00 A.M., __________, ___________________, 2002, at Engineering and Materials' offices at 124 East Sheridan, Oklahoma City, OK 73104. Engineering and Materials' officers, directors and their affiliates are entitled to vote 74% of the outstanding shares entitled to vote. They negotiated the merger and recommend it. Nevertheless, your management has agreed to vote their shares to approve or disapprove the merger in accordance with the majority vote of the other voting stockholders. Accordingly, we are unable to provide assurance that the merger will be approved.

     Voting Procedure. Voting by Engineering and Materials' stockholders may be
     ----------------
by written ballot at the meeting or by written proxy. Stockholders of record as of the date of this Prospectus-Proxy Statement shall be entitled to vote. Votes will be tabulated by an inspector of election appointed by Engineering and Materials' directors. Only votes cast "for" a matter constitute affirmative votes; however, proxies in which the stockholder fails to make a specification as to whether he or she votes "for", "against", or "abstains" as to a particular matter shall be considered as a vote "for" that matter. Votes in which the stockholder specifies that he or she is "abstaining" from voting are counted for quorum purposes. Provided a quorum is present in person or by proxy (as determined by the aggregate voting rights of the common stock, considered as a whole), abstentions by stockholders present in person at the meeting shall be counted as a vote for rejecting the merger. None of the shares are held of record by brokers.

     Management will vote its 74% of the outstanding shares as follows: A vote will first be taken of the non-management shareholders. The tabulation of that vote will be announced at the meeting and will indicate the percentages of that vote that voted to approve and to disapprove the merger. Management will then cast its votes in the same percentages to approve and to disapprove the merger. There is no provision in Engineering and Materials' charter or in law that requires management to vote its shares in this manner. Engineering and Materials' management has chosen to do this in order to assure fairness to the minority shareholders.

Revocability of Proxy.
---------------------

     A person giving a proxy has the power to revoke it. A revocation of a proxy earlier given can be accomplished either (1) by written notification by the giver of the proxy of an intent to revoke it, or (2) by attendance at the special stockholders' meeting called to vote on the proposed merger and either oral or written instruction to the person counting ballots on the merger vote of an intention to revoke the earlier given proxy.

Dissenters' Rights of Appraisal.
-------------------------------

     Stockholders of Engineering and Materials who do not vote for or consent in writing to the proposed merger, and who continuously hold their shares through the effective date of the merger (should it be effected), are entitled to exercise dissenters' rights of appraisal. Generally, any stockholder of Engineering and Materials is entitled to dissent from consummation of the plan of merger and to obtain payment of the fair value of his shares should the merger be consummated.

     The notice of the special meeting of stockholders of Engineering and Materials, at which the vote shall be taken whether to approve the proposed merger, must state that all stockholders are entitled to assert dissenters' rights. The notice must be accompanied by a copy of the relevant portions of Oklahoma corporation law describing dissenters' rights, the procedure for exercise of dissenters' rights, and the procedure for judicial appraisal of the value of the shares of common stock of Engineering and Materials should a dissenter and Engineering and Materials not agree on the value of such shares.

     "Fair value" of the shares shall be determined by the directors of Engineering and Materials. Should a dissenting shareholder disagree with this determination, he or she may propose their own determination. Should no agreement be reached between management and a dissenting shareholder as to what is fair value, the matter can be determined by a judicial proceeding.

     There are limited funds of Engineering and Materials available to purchase dissenters' shares. Engineering and Materials' directors can elect to abandon the merger - even though approved by a vote of its shareholders - should the directors determine that the corporation lacks the cash resources to honor all the exercised dissenters' rights or that it would be imprudent to do so.

     All stockholders of Engineering and Materials who desire to consider whether their dissenters' rights should be exercised should carefully read the relevant portions of Section 1091 of the Oklahoma General Corporation Act that will accompany the notice of the special meeting of stockholders. You should especially be alert to the requirement that if you wish to assert your dissenters' rights, you must deliver to the corporation, before the vote is taken, written notice of your intent to demand payment for your shares if the merger is approved. You must not vote your shares in favor of, or consent in writing to, the merger, although you will not lose your dissenter's rights by failing to vote. Other procedures are required and will be described in detail in the copy of Oklahoma corporation law that describe dissenters' rights. A mere vote against the merger does not satisfy the requirement of delivering written notice before the meeting of your intent to demand payment for your shares if the proposed merger is effectuated.

Persons Making the Solicitation.
-------------------------------

     Members of management of Engineering and Materials will solicit proxies for that entity.

     They will solicit proxies by the mails, by telephone, or by personal solicitation. Engineering and Materials will bear the cost of the solicitation.

     Management will vote its shares in accordance with the majority vote of non-management stockholders.

Voting Securities and Principal Holders Thereof.
-----------------------------------------------

     The merger must be approved by an affirmative vote of the holders of a majority of the outstanding shares of common stock of EMTC and of Engineering and Materials.

     There are presently outstanding 600,000 shares of common stock of EMTC, all of which are held of record by SuperCorp. A vote approving the proposed merger by EMTC is assured.

     There are presently outstanding 3,325,000 shares of common stock of Engineering and Materials held of record by 16 stockholders. Each share is entitled to one vote on the proposed merger.

     The record date for determining the right to vote on the proposed merger is the date on the cover of this Prospectus-Proxy Statement for EMTC and for Engineering and Materials.

Security Ownership of Certain Beneficial Owners and Management.
--------------------------------------------------------------

     The following table shows information as of April 22, 2002 with respect to each beneficial owner of more than 5% of each class of voting stock of EMTC, and to each of the officers and directors of EMTC individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the spinoff (600,000 shares):

                                                                Common Stock of EMTC Beneficially
                                                                ---------------------------------
                                                                             Owned
                                                                             -----
                                                                Before                       After
                                                                Spinoff                     Spinoff
                                                                -------                     -------
                                                     No. of           % of        No. of           % of
EMTC                                                 Shares           Class       shares           Class
----                                                 ------           -----       ------           -----
SuperCorp Inc.
201 Robert S. Kerr Ave., Suite 1000
Oklahoma City, OK 73102                              600,000           100            0              0(1)

John E. Adams
1205 Tedford
Oklahoma City, OK 73116                              600,000(2)        100        40,488           0.67%

Thomas J. Kenan
212 Northwest 18th
Oklahoma City, OK 73103                              600,000(2)        100       124,488 (3)        2.1%

Ronald D. Wallace
530 North Saint Mary's Lane
Marietta, GA 30064                                   600,000(2)        100        40,488           0.67%

T.E. King II
21854 Ticonderoga Lane
Lake Forrest Keyes, CA 92630                         600,000(2)        100        40,488           0.67%

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                              600,000(2)        100        41,446 (4)       0.69%

Officers and Directors as a Group (1 person)
                                                     600,000           100       287,398            4.8%

-------------------------------------------------------------------------------


(1) After allocating one share of common stock of EMTC for each 11.164 shares of common stock of SuperCorp, SuperCorp will have 47 shares available for rounding up fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp. SuperCorp owns 600,000 shares of common stock of EMTC. This person shares with the other directors of SuperCorp the voting and investment power over SuperCorp's stock in EMTC.

(3) These shares would be owned by the Marilyn C. Kenan Trust. This trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. This trust would receive 40,488 shares of common stock of EMTC in the spinoff. Mr. Kenan provides legal services to EMTC and to SuperCorp. The Marilyn C. Kenan Trust also owns 51,722 shares of common stock of Engineering and Materials, which shares were donated to it by Thomas J. Kenan, which shares will convert into 84,000 shares of common stock of EMTC in the merger, should the merger be approved by the shareholders of Engineering and Materials.

(4) These spinoff shares are attributed to Mr. Cole through the holdings of 462,706 shares of common stock of SuperCorp held by his spouse, Marjorie J. Cole - 452,006 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie J. Cole and George W. Cole -1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. Mr. Cole disclaims any beneficial ownership in shares of capital stock of EMTC owned by his spouse.

     The following table shows information as of March 1, 2002 with respect to each beneficial owner of more than 5% of each class of voting stock of EMTC and of Engineering and Materials, and to each of the officers and directors of EMTC and of Engineering and Materials, individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the merger (6,000,000 shares):

                                                         Common Stock Beneficially Owned
                                                         -------------------------------
                                              Engineering and
                                             Materials Common                 EMTC Common
                                               Before Merger                  After Merger
                                               -------------                  ------------
                                          No. of             % of        No. of             % of
Engineering and Materials                 shares             Class       shares             Class
-------------------------                 ------             -----       ------             -----
John A. Harcourt
12016 Thornridge Road                     2,429,097          73.1%       3,945,000          65.8%
Oklahoma City, OK 73120

Steve O. Godwin                                   0             0                0             0
2631 N.W. 65th Street
Oklahoma City, OK 73116

Robert J. Stone Sr.                           6,157             *           10,000             *
1329 S.W. 71st Terrace
Oklahoma City, OK 73159

James A. Hill, M.D.                          12,315             *           20,000             *
5000 Brettshire Way
Oklahoma City, OK 73142

Officers and Directors                    2,447,569          73.6%        3,975,000         66.3%
as a group (4 persons)

----------------------------

     * Less than one percent.

Directors, Executive Officers and Significant Employees.
-------------------------------------------------------

     Set forth below are the names and terms of office of each of the directors, executive officers and significant employees of EMTC and of Engineering and Materials and a description of the business experience of each.

     EMTC International, Inc.
     -----------------------

                                                                                           Office Held         Term of
                   Person                                       Office                        Since            Office
                   ------                                       ------                        -----            ------
George W. Cole, 76                               President, Secretary, Treasurer and          2002              2003
                                                 Director

     Engineering and Materials Technology Corporation ("Engineering and Materials").
     ------------------------------------------------------------------

                                                                                           Office Held         Term of
                   Person                                       Office                        Since            Office
                   ------                                       ------                        -----            ------
John Harcourt, 57                                Chief Executive Officer                      1989              2003
                                                 Director (Chairman)                          1989              2003
Steve Godwin, 40                                 Chief Financial Officer                      2001              2003
Robert Stone, 75                                 Secretary, Treasurer                         1989              2003
                                                 Director                                     1989              2003
James Hill, M.D., 67                             Director                                     2001              2003

     Business Experience:

     EMTC.
     ----

     George W. Cole. Mr. Cole has been active in the securities business since
     --------------
1956. Since 1995 Mr. Cole has been employed as a Series 7 registered representative with Dominion Investors Services, Inc., a registered broker-dealer firm. Mr. Cole devotes only incidental time to the affairs of EMTC International, Inc.

     Engineering and Materials.
     -------------------------

     John Harcourt. Mr. Harcourt received two bachelor of science degrees, one
     -------------
in metallurgical engineering and the other in engineering from the University of Oklahoma in 1968 and 1970. He has served as a metallurgical consultant for the United States Air Force and as a consultant to government and industry since 1968. He was a co-founder of Engineering and Materials in 1973 and has been employed by it since inception. His credentials include consultation and forensic analysis for the United States Department of Transportation Safety Institute, serving as a Model Instructor in the divisions of Motor Carrier, Railroad, Hazardous Materials, Aircraft, Marine and Pipeline. Mr. Harcourt is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers (past Chairperson); American Society for Metals (Chairperson 1978,
1979); American Society for Testing and Materials; National Association of Corrosion Engineers; American Society for Non-destructive Testing; Society of Automotive Engineers; and the Association for the Advancement of Automotive Medicine. He has authored many scientific publications. Mr. Harcourt devotes his full time to the business of Engineering and Materials.

     Steve Godwin. Mr. Godwin received a bachelor of business administration
     ------------
degree from the University of Oklahoma in 1983. He became a certified public accountant in 1986. He was employed as an accountant from 1983 until 1987 by Foster, Dickinson & Co., certified public accountants. From 1987 to 1991 he was employed as a controller in Dallas, Texas by H.D. Vest Investment Services, Inc., an NASD-member broker-dealer. Mr. Godwin has been employed since July 2000 in Oklahoma City, Oklahoma by Benchmark Global Capital, Inc., an international business consulting firm, as its chief financial officer. Mr. Godwin devotes less than five percent of his time to the affairs of Engineering and Materials.

     Robert Stone. Mr. Stone has been employed by Engineering and Materials
     ------------
since 1981 and is presently its Senior Metallurgist. As Senior Metallurgist, he investigates failures and problems in the petroleum industry for major oil companies. He has consulted for clients such as Texaco, Nabor Drilling, Apache Corporation, Parker Drilling, Kerr McGee, and Cudd Pressure Control. He has acted as a third-party investigator for governmental clients such as Tinker Air Force Base in Oklahoma City. His team has consulted with domestic companies such as CMI, Gulf Stream America, Cessna and Coleman Co. and foreign entities from the Austrian Air Force to Chinese petroleum hardware manufacturers. He has held the status of Senior Metallurgist for the Federal Aviation Administration and the Department of Defense. Mr. Stone devotes 100 percent of his time to his employment with Engineering and Materials.

     James A. Hill, M.D. Dr. Hill attended the School of Pharmacy at the
     ------------------
University of Oklahoma from 1956 through 1959 and earned his degree of Doctor of Medicine from the University of Oklahoma School of Medicine in 1963. Dr. Hill has maintained a successful medical and surgical practice since 1964. In the past twenty years, Dr. Hill has specialized in cosmetic surgery. He is a senior member of the American Medical Association and a Fellow of the American Academy of Cosmetic Surgery.

Remuneration of Directors and Officers.
--------------------------------------

     EMTC.
     ----

     Mr. Cole, the sole officer and director of EMTC, has received and is receiving no compensation for his services for the company. No compensation is proposed to be paid to any officer or director of the company prior to the proposed merger with Engineering and Materials.

     Engineering and Materials.
     -------------------------

     The directors of Engineering and Materials receive no compensation for their services as directors. The officers of Engineering and Materials received from it an aggregate of $240,000 of compensation in the last fiscal year for their services in all capacities. Should the merger be effected, they shall become the officers of the post-merger company.

     The following sets forth the remuneration received in the last three fiscal years by Mr. Harcourt, the president of Engineering and Materials, in all capacities. No other officer or employee has received total remuneration of $100,000 or more in any of such years.

                                                                                   Long Term Compensation
                                                                                   ----------------------
                                                    Awards
                                               ----------------------
          Annual Compensation                                 Securities
          -------------------                                 ----------
                                                              Underlying                Payouts
                                                              ----------                -------
                           Other Annual     Restricted        Options/          LTIP             All Other
                           ------------     ----------        --------          ----             ---------
Year     Salary   Bonus    Compensation     Stock Awards      SARS              Payouts          Compensation
----     ------   -----    ------------     ------------      ----              -------          ------------
2001     192,000     0          0                    0         0                 0                        0
2000     325,000     0          0                    0         0                 0                        0
1999     240,000     0          0                    0         0                 0                        0

     Until 2001, Mr. Harcourt was the sole owner of capital stock in Engineering and Materials. It was his practice to take a year-end bonus equal to most of the net profits of the company. Starting in 2002, he receives a salary of $150,000.

     Employment Contracts.
     --------------------

     Engineering and Materials has no employment contracts with any employees.

     Stock Options.
     -------------

     Engineering and Materials has no stock option plan, but EMTC has adopted one, which shall survive the merger, the major provisions of which Plan are as follows:

     Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to two million stock options to employees and consultants from time to time. The option committee has granted no options to any person.

Certain Relationships and Related Transactions.
----------------------------------------------

     The directors of SuperCorp may be deemed to be "parents" of EMTC by reason of their control of SuperCorp, which owns 100 percent of the outstanding common stock of EMTC.

     EMTC's Transactions with Its Promoters.
     --------------------------------------

     SuperCorp and its directors - John E. Adams, Thomas J. Kenan, George W. Cole, T.E. King II and Ronald D. Wallace - took the initiative in organizing EMTC and may be deemed to be the promoters of EMTC and the transaction with Engineering and Materials. SuperCorp purchased 600,000 shares of common stock of EMTC at $0.001 a share. Each director will receive shares of common stock of EMTC in the spinoff, all as set forth above under "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management."

     Engineering and Materials' Transactions with Management.
     -------------------------------------------------------

     Engineering and Materials leases from its president, John Harcourt, 13,000 square feet of office and laboratory space in downtown Oklahoma City at 124 East Sheridan, Suite 100, Oklahoma City, Oklahoma 73104. The rental is $14 a square foot a year. Engineering and Materials believes this is a fair market value for office space compared with similar property in downtown Oklahoma City.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to EMTC and a director of SuperCorp, is named in this Prospectus-Proxy Statement as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust that presently owns 51,722 shares of common stock of Engineering and Materials. It also is the beneficial owner of 452,006 shares of common stock of SuperCorp. By reason of these ownerships, the trust shall become the beneficial owner of 124,488 shares of EMTC by way of the merger and SuperCorp's distribution of the 600,000 spinoff shares to its stockholders. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                     EXPERTS

     The balance sheets of Engineering and Materials Technology Corporation as of December 31, 2001, and 2000, and the related statements of income, stockholders' equity, and cash flows for the two years ended December 31, 2001 included in this prospectus have been audited by Buxton & Cloud, P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

     In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

     To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, an Oklahoma corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

     As a result of such corporation law, Engineering and Materials or, should the proposed merger become effective, EMTC may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed merger or, should the merger be effected, matters that occurred prior to the merger with respect to Engineering and Materials.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures.
-------------------------------------------------------------------------

     There have been no charges in or disagreements with independent accountants on accounting and financial disclosures by either of EMTC or Engineering and Materials.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of EMTC and of Engineering and Materials appear as follows:

EMTC International, Inc.

         Independent Auditors' Report .............................................................................F-1
         Balance Sheet March 13, 2002 .............................................................................F-2
         Notes to Balance Sheet March 13, 2002 ....................................................................F-3

Engineering and Materials Technology Corporation

         Independent Auditors' Report .............................................................................F-4
         Balance Sheets at December 31, 2001 and December 31, 2000 ................................................F-5
         Statements of Operations for the years ended
                  December 31, 2001 and December 31, 2000 .........................................................F-6
         Statements of Cash Flows for the years ended
                  December 31, 2001 and December 31, 2000 .........................................................F-7
         Statements of Stockholders' Equity
                  for the years ended December 31, 2001 and
                  December 31, 2000 ...............................................................................F-8
         Notes to Financial Statements ............................................................................F-9

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
 EMTC International, Inc.

     We have audited the balance sheet of EMTC International, Inc., a majority-owned subsidiary of SuperCorp, Inc. and a development stage company, as of March 13, 2002. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of EMTC International, Inc. as of March 13, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ Buxton & Cloud, P.C.

                                         BUXTON & CLOUD, P.C.


Oklahoma City, Oklahoma
April 1, 2002

                            EMTC INTERNATIONAL, INC.
                            ------------------------
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  -------------

                                 MARCH 13, 2002
                                 --------------

ASSETS
    Cash - on deposit in trust account                                                 $550
    Organizational expense                                                               50
                                                                                       ----
                                                                                       $600
                                                                                       ====

STOCKHOLDER'S EQUITY

    Preferred stock - Authorized 10,000,000 shares,
        $0.001 par value - none issued

    Common stock - 40,000,000 shares authorized,
        $0.001 par value, 600,000 shares issued                                         600
                                                                                       ----
                                                                                       $600
                                                                                       ====

                   The accompanying notes are an integral part
                             of this balance sheet.

                            EMTC INTERNATIONAL, INC.
                            ------------------------
                          (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                             ----------------------
                                 MARCH 13, 2002
                                 --------------

(1)  ORGANIZATION

     EMTC International, Inc. (the Company) was organized in accordance with the General Corporation Act of the State of Oklahoma on March 12, 2002, for the purpose of merging with Engineering and Materials Technology Corporation (Engineering and Materials), an Oklahoma corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with Engineering and Materials. Should the merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a stockholder, president and director of SuperCorp Inc., the Company's parent.

     Stock of the Company is owned 100 percent by SuperCorp Inc. The 100 percent of the stock owned by SuperCorp Inc. will be distributed to its stockholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and after a favorable vote of SuperCorp's directors on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated March 13, 2002, among SuperCorp Inc., the Company, and BancFirst, an Oklahoma banking corporation, of Oklahoma City, Oklahoma.

(2)  MERGER AGREEMENT

     The Company agreed on March 13, 2002, to merge with Engineering and Materials. Engineering and Materials is an operating company in the business of providing an array of engineering and consulting services related to equipment failure analysis, accident investigation, and quality control assurance testing and monitoring. The Company will be the surviving corporation (Survivor), but Engineering and Materials will elect all directors and officers of the Survivor. All currently outstanding stock of Engineering and Materials in the hands of its stockholders will be cancelled and converted into 5,400,000 shares of Common Stock of the Company when the merger is effective. The merger of Engineering and Materials and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The merger is contingent upon the effectiveness of the registration statements, and upon the stockholders of the Company and Engineering and Materials approving the proposed merger. Because the Company is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if Engineering and Materials recapitalized. Additionally, the historical financial statements for the Company prior to the merger will be those of Engineering and Materials. Upon completion of the proposed merger, Engineering and Materials will own 5,400,000 shares of Common Stock of the Company or 90% of its voting shares. The fiscal year of the Company will be December 31.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Engineering and Materials Technology Corporation


We have audited the accompanying balance sheets of Engineering and Materials Technology Corporation (an Oklahoma corporation) as of December 31, 2001 and 2000, and the related statements of operations, cash flows, and stockholders equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Engineering and Materials Technology Corporation as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Buxton & Cloud, P.C.

BUXTON & CLOUD, P.C.
Oklahoma City, Oklahoma

February 22, 2002
Except for Note I, which is dated March 27, 2002

                Engineering and Materials Technology Corporation
                                 Balance Sheets
                        As of December 31, 2001 and 2000

                                                                                   2001                 2000
                                                                            -----------------    -----------------
                                     ASSETS
Current Assets
Cash                                                                        $          71,592   $           59,768
Accounts Receivable, net of allowance for doubtful accounts
  of $15,682 and $21,756 respectively                                                 246,671               88,553
Income Taxes Receivable                                                                24,276               24,276
                                                                            -----------------    -----------------

  Total Current Assets                                                                342,539              172,597

Property and Equipment, net of accumulated depreciation                                71,044               24,866
Billings in Progress                                                                   80,661              210,724
Deferred Taxes - noncurrent                                                             3,326                1,940
                                                                            -----------------    -----------------

Total Assets                                                                $         497,570    $         410,127
                                                                            =================    =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable                                                            $          81,219  $            33,199
Accrued Interest Payable                                                                1,215                2,626
Accrued Liabilities                                                                    16,390                    0
Accrued Income Taxes                                                                  106,822               46,242
Unearned Revenue                                                                       20,000                6,831
Deferred Taxes - current                                                               16,642               67,390
Current Portion of Long-Term Debt                                                      21,189               24,237
                                                                            -----------------    -----------------

  Total Current Liabilities                                                           263,477              180,525

Long-Term Debt, net of current portion                                                      0               24,560
                                                                            -----------------    -----------------

  Total Liabilities                                                                   263,477              205,085
                                                                            -----------------    -----------------

Stockholder's Equity

Preferred stock, par value $0.0001, 10,000,000 shares
  authorized, none issued
Common stock, par value $0.0001, 50,000,000 shares
  authorized, 3,325,000 shares issued and outstanding                                     333                  333
Additional paid in capital in excess of par                                            41,846               41,846
Retained Earnings                                                                     191,914              162,863
                                                                            -----------------    -----------------

  Total Stockholder's Equity                                                          234,093              205,042
                                                                            -----------------    -----------------

Total Liabilities and Stockholder's Equity                                  $         497,570  $           410,127
                                                                            =================    =================

                 The accompanying notes are an integral part of
                          these financial statements.

                Engineering and Materials Technology Corporation
                            Statements of Operations

                 For the Years Ended December 31, 2001 and 2000

                                                                                         2001                 2000
                                                                              ---------------    -----------------
Engineering Revenues                                                         $        745,265    $       1,071,236

Case Expenses                                                                         158,603              155,519
General and Administrative                                                            545,413              776,515
Depreciation Expense                                                                   10,445               11,877
                                                                              ---------------    -----------------

  Total Operating Expenses                                                            714,461              943,911
                                                                              ---------------    -----------------

  Income from Operations                                                               30,804              127,325
                                                                              ---------------    -----------------

Other Income (Expense)
  Interest Expense                                                           (          4,031)   (          4,917)
  Gain on Sale of Assets                                                               10,724                    0
                                                                              ---------------    -----------------

    Income Before Income Tax                                                           37,497              122,408
                                                                              ---------------    -----------------

Provision for Income Taxes

  Current                                                                              60,580               46,242
  Deferred                                                                   (         52,134)   (           7,873)
                                                                              ---------------    -----------------

  Total Income Taxes                                                                    8,446               38,369
                                                                              ---------------    -----------------

Net Income                                                                    $        29,051    $          84,039
                                                                              ===============    =================

Primary and Diluted Earnings per Share                                        $         0.008    $           0.025


                 The accompanying notes are an integral part of
                          these financial statements.

                Engineering and Materials Technology Corporation
                            Statements of Cash Flows

                 For the Years Ended December 31, 2001 and 2000

                                                                                         2001                 2000
                                                                                -------------       ---------------
Cash Flows From Operating Activities
Net income (loss)                                                               $      29,051       $        84,040
                                                                                -------------       ---------------

Adjustments to reconcile net income (loss) to net
cash provided (used) by operating activities
Depreciation and amortization                                                          10,445                11,877
(Gain) loss on disposal of property                                                   (10,723)                    0
Deferred income taxes                                                                 (52,134)              (7,873)
(Increase) decrease in accounts receivable                                           (152,044)             (77,774)
Provision for losses on accounts receivable                                           (18,221)               24,864
Increase (decrease) in accounts payable                                                48,020               (8,710)
Increase (decrease) in income taxes payable                                            60,580                46,242
(Increase) decrease in unearned revenue                                                13,169                (5,757)
(Increase) decrease in other assets                                                   142,210                (6,792)
Increase (decrease) in interest payable                                                14,979                (1,962)
                                                                                -------------       ---------------

Total adjustments                                                                      56,281               (25,885)
                                                                                -------------       ---------------

Net Cash Provided by Operating Activities                                              85,332                58,155
                                                                                -------------       ---------------

Cash Flows From Investing Activities

Cash payments for the purchase of property                                            (63,000)               (1,396)
Proceeds from disposal of property                                                     17,100                     0
                                                                                -------------       ---------------

Net Cash Provided (Used) by Investing Activities                                      (45,900)               (1,396)
                                                                                -------------       ---------------

Cash Flows From Financing Activities

Principal payments of long-term debt                                                  (27,608)              (21,275)
                                                                                -------------       ---------------

Net Cash Provided (Used) by Financing Activities                                     ( 27,608)              (21,275)
                                                                                -------------       ---------------

Net increase (decrease) in cash and equivalents                                        11,824                35,484

Cash and equivalents, beginning of year                                                59,768                24,284
                                                                                -------------       ---------------

Cash and equivalents, end of year                                                $     71,592        $       59,768
                                                                                =============       ===============

Supplemental Disclosures
----------------------
Cash Paid During the Year for:
Interest                                                                         $      5,442        $        6,116
Income taxes                                                                     $          0        $            0

                 The accompanying notes are an integral part of
                          these financial statements.

                Engineering and Materials Technology Corporation
                        Statement of Stockholder's Equity
                 For the Years Ended December 31, 2001 and 2000

                                                                            Additional
                                                                            Paid-in        Retained
                                             Shares         Amount          Capital        Earnings           Total
                                             ------         ------          -------        --------           -----
Balance, December 31, 1999                  3,325,000   $      333       $   41,846     $      78,824     $   121,003

Net income, December 31, 2000                                                                  84,039          84,039
                                            ---------   ----------       -----------     ------------     -----------

Balance, December 31, 2000                  3,325,000          333            41,846          162,863         205,042

Net income, December 31, 2001                                                                  29,051          29,051
                                            ---------   ----------       -----------     ------------     -----------

Balance, December 31, 2001                  3,325,000   $      333       $    41,846     $    191,914     $   234,093
                                            =========   ==========       ===========     ============     ===========

                   The accompanying notes are an integral part
                              of these statements.

                 Engineering and Material Technology Corporation
                          Notes to Financial Statements
                 For the years ended December 31, 2001 and 2000


Note A - Organization and Operations

Engineering and Materials Technology Corporation (dba EMTEC) was originally incorporated under the laws of the State of Oklahoma as Southwest Metallurgical Consultants, Inc. on June 25, 1973. After several years of operations, we changed our name to Engineering and Materials Technology Corporation on March 28, 1980. Our principal offices are in Oklahoma City, OK.

We provide metallurgical engineering and testing services and litigation support services to customers nation-wide. Our litigation support services consist primarily of forensic testing and analysis of child safety seats.

Note B - Summary of Significant Accounting Policies

Revenue Recognition

We derive substantially all of revenues from level-of-effort contracts with customers. These service revenues are primarily fee-based. Revenue is recognized on a billable time and expense basis as work by employees and subcontractors progresses. Retainers are applied to billable time and expense as the work progresses. Retainer deposits are not refundable.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of five to seven years. Maintenance, repairs, and renewals, which do not materially add to the value of an asset or appreciably prolong its life, are charged to expense as incurred.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. In our opinion, no such events or changes in circumstances have occurred.

Income Taxes

We follow SFAS Statement No. 109, "Accounting for Income Taxes," pursuant to which the liability method is used in accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and regulations that will be in effect when the differences are expected to reverse.

Common Stock

On October 8, 2001, we filed amended articles of incorporation with the State of Oklahoma which amended our authorized capital stock. Authorized capital stock as shown on the balance sheet reflects this change. Earnings per share is calculated for all periods presented based upon the newly issued outstanding shares. Our president owns 100% of the outstanding stock both before and after the change. There are no outstanding options or warrants.

Earnings per Common Share

Basis earnings per share has been computed on the basis of weighted average common shares outstanding during each period. Diluted earnings per share is the same as basic earnings per share as we have no outstanding dilutive potential common shares.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

                 Engineering and Material Technology Corporation
                          Notes to Financial Statements
                 For the years ended December 31, 2001 and 2000

Note C  - Property and Equipment

Property and equipment is comprised of the following as of :

                                                Useful        December 31, 2001                 December 31, 2000
                                                life
Computers                                           5                      $ 46,351                          $ 46,351
Furniture and fixtures                              7                        24,003                            24,003
Machinery and equipment                           7-10                      267,662                           204,662
Vehicles                                            5                             0                            11,471
                                                           -------------------------        --------------------------
                                                                            338,016                           286,487
  Less accumulated depreciation                                             266,972                           261,621
                                                           -------------------------        --------------------------
Net property and equipment                                                 $ 71,044                          $ 24,866
                                                           =========================        ==========================

Depreciation expense totaled $10,445 and $11,877 for the years ended December 31, 2001 and 2000, respectively.

Note D - Notes Payable

Notes payable consisted of the following as of:

                                                                 December 31, 2001                 December 31, 2000
                                                                 -----------------                 -----------------
Note payable to Small Business Administration,
interest at 8.25%, principal and interest due
April 30, 2002; collateralized by the president's
personal assets                                                             $ 21,189                         $ 42,445
Lease payable to GMAC Finance, 13% effective
interest, $284 monthly payments, due March
2002; collateralized by the vehicle purchased                                      0                            6,352
                                                          ---------------------------       --------------------------
                                                                              21,189                           48,797
  Less current portion                                                        21,189                           24,237
                                                          ---------------------------       --------------------------
                                                                            $      0                         $ 24,560
                                                                            ========                         ========

Aggregate future maturities of long term debt at December 31, 2001 are as follows:

                 Year ending December 31,
                 2002                                     $ 21,189
                 2003                                            0
                 2004                                            0
                 2005                                            0
                 2006                                            0

                 Engineering and Material Technology Corporation
                          Notes to Financial Statements
                 For the years ended December 31, 2001 and 2000

Note E - Income Taxes

Our federal income tax provision (benefit) for the years ended December 31, 2001 and 2000 was $5,504 and $38,369, respectively. A reconciliation between the statutory Federal income tax rate and our effective federal income tax rate is as follows:

                                            2001                          2000
                                            ----                          ----
Statutory tax rate                           34%                           34%
Effect of graduated rates                 (16.5)                          (10)
Permanent differences                        10                             1
State                                         6                             6
                                          -----                           ---
                                           33.5%                           31%
                                           ====                            ==

Significant components of our deferred tax assets and liabilities are as follows:

                                                               December 31, 2001           December 31, 2000
                                                               -----------------           -----------------
Deferred tax assets
  Advance revenue                                                          $ 7,900                     $ 2,528
  Allowance for uncollectible accounts                                      18,584                      24,149
  Depreciation                                                               3,550                       1,940
                                                            -----------------------     ----------------------
    Total deferred tax assets                                              $30,034                     $28,617

Deferred tax liabilities

  Deferred revenue                                                         $44,251                     $94,067
  Depreciation                                                                   0                           0
                                                            -----------------------     ----------------------
    Total deferred tax liabilities                                          44,251                     $94,067

Net deferred tax liabilities                                               $14,217                     $65,450
                                                            =======================     =======================

Note F - Unbilled Revenue

We record revenue on unbilled work in progress as work is performed to better match revenue with expense. The method is based on an estimate of revenue earned to date, less actual billings in earlier periods. Periodically we receive a retainer to be applied to future services performed. The unbilled revenue is reduced by applying these retainer receipts. Any excess is classified as unearned revenue until billed or the work is performed.

We commonly invoice all work-in-progress at the completion of a contract, although under certain contracts we do present interim billings. Under certain circumstances, billings are later adjusted downward through agreement with our clients. Therefore, we have included a provision for estimated uncollectible amounts of unbilled revenue in these statements of $31,365 and $43,512 as of December 31, 2001 and 2000, respectively.

The majority of our billings coincide with the Federal District Court sessions, which occur in the spring and fall. Our billings are dependent on when a case is brought to trial, which may be several years from the date of our engagement. An analysis of our work-in-progress reveals that amounts remaining in work-in-progress at the end of a period are commonly over one year old. Therefore, work-in-progress is classified as non-current in these financial statements.

Note H - Related Party Transactions

We have contracted with our President to rent approximately 5,900 square feet of office space in the building he owns. A fair value of rent has been established to be $14 per square foot, consistent with similar leases in this geographic area. These statements reflect $82,600 per year of rent expense paid to him. All repairs and maintenance are paid by the President personally.

                 Engineering and Material Technology Corporation
                          Notes to Financial Statements
                 For the years ended December 31, 2001 and 2000

Note I - Subsequent Events

         (1) Effective March 1, 2002, the sole shareholder sold or distributed 895,903 shares of his stock as follows:

        Class                                   Shares          Cash and Notes            Compensation
        ---------------------------------- ------------------ -------------------- --------------------
        Company directors                             21,551                    -             $    584
        Family members                               123,148                    -                    -
        Employees                                      8,619                    -                  233
        Legal Fees                                    51,722                    -               15,000
        Unrelated party                                1,231                    -                    -
        New stockholder group                        689,632             $ 35,000                    -
                                                     -------             --------             --------
        Totals                                       895,903             $ 35,000             $ 15,817
                                                     =======             ========             ========

     The cash and notes reflected above represents $10,000 cash deposited into the Company's account, and a verbal agreement to pay $25,000. Since no additional shares are being issued with respect to these transactions, all amounts are paid-in-capital transactions or stock subscribed.

     (2) Effective March 13, 2002, the Company has entered into a merger agreement with EMTC International, Inc., a wholly-owned subsidiary of SuperCorp, Inc., an Oklahoma corporation.

     A portion of the agreement of merger requires that the management shareholders, who hold approximately 74% of the outstanding stock of the Company, agree to vote their shares to approve or disapprove the proposed merger in accordance with the majority vote of the other stockholders.

                                   APPENDIX A

                               AGREEMENT OF MERGER

     This Agreement of Merger ("the Agreement") is made and entered into as of March 13, 2002, by and among EMTC International, Inc., an Oklahoma corporation ("EMTC"); Engineering and Materials Technology Corporation, an Oklahoma corporation ("Engineering"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

     WHEREAS, the Directors of EMTC and the Directors of Engineering have each agreed to submit to their respective stockholders, for such stockholders' approval or rejection, the merger of Engineering into EMTC ("the Merger") in accordance with the provisions of the Oklahoma General Corporation Act, other applicable law and the provisions of this Agreement; and

     WHEREAS, SuperCorp is the controlling stockholder of EMTC;

     NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, EMTC, Engineering, and SuperCorp agree as follows:

     1. Merger; Effective Date. Pursuant to the terms and provisions of this
        ----------------------
Agreement and of the Oklahoma General Corporation Act, and subject to the prior approval by the stockholders of each of EMTC and Engineering, Engineering shall be merged with and into EMTC, as confirmed by the filing by EMTC of a certified copy of this Agreement, a certificate of merger, or articles of merger with the Secretary of State of the State of Oklahoma ("the Effective Date"). EMTC shall be the surviving corporation ("the Surviving Corporation"). EMTC and Engineering shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of Engineering, except insofar as it may be continued by statute, shall cease and EMTC shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

     2. Articles of Incorporation and Bylaws. The Articles of Incorporation and
        ------------------------------------
Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of EMTC as in effect on the Effective Date.

     3. Directors. The directors of Engineering on the Effective Date shall
        ---------
become the directors of the Surviving Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

     4. Officers. The officers of Engineering on the Effective Date shall become
        --------
the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

     5. Manner of Conversion. The manner of converting the shares of capital
        --------------------
stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

          5.1. The shares of capital stock of Engineering which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be converted, pro rata, into 5,400,000 shares of common stock ("the Merger Shares") of EMTC.

          5.2. There shall be 600,000 shares of Common Stock, $0.001 par value, of EMTC issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall be distributed by the record holder thereof, SuperCorp, to its stockholders ("the Spinoff"), pro rata.

          5.3 There shall be no options or warrants to purchase shares of Common Stock of EMTC or Engineering outstanding on the Effective Date.

     6. Representations and Warranties. SuperCorp and EMTC jointly represent and
        ------------------------------
warrant to, and agree with, Engineering that:

          6.1 EMTC has been duly organized and is validly existing under the Oklahoma General Corporation Act. EMTC has no subsidiary and does not own an equity interest in any entity.

          6.2 The authorized capital of EMTC is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                     Number of        Par value
          Class            Series                     Shares          of Shares
          -----            ------                     ------          ---------
          Common           None                      40,000,000       $0.001
          Preferred        To be designated          10,000,000       $0.001
                           by the directors

          6.3 As of the Effective Date but immediately before giving effect to the Merger, EMTC has outstanding capital as follows: 600,000 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire EMTC's capital stock will be issued and outstanding as of the Effective Date and immediately before giving effect to the Merger. The shares of common stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

          6.4 EMTC has no liabilities or obligations, whether absolute, contingent or otherwise.

          6.5 As of the Effective Date, the financial statements of EMTC shall not vary in any particular from EMTC's financial statements that appear in the registration statements described in
                                      A-2
paragraph 7 below.

          6.6 As of the Effective Date, the Merger and the Agreement will have been duly authorized and approved by EMTC's directors and stockholders.

          6.7 EMTC is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

     7. Conditions of Engineering's Obligations. The obligations of Engineering
        ---------------------------------------
to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and EMTC herein contained as of the Effective Date, to the performance by EMTC and SuperCorp of their obligations hereunder and to the following additional conditions:

          7.1 The Merger Shares and the Spinoff Shares of common stock of EMTC to be distributed pursuant to the provisions of paragraph 5.1 and 5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

          7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

          7.3 The directors and the stockholders of Engineering are free to approve or disapprove the Merger in their full discretion.

     8. Tax Treatment. The merger of EMTC and Engineering shall be accomplished
        -------------
as a tax-free reorganization.

     9. Certificate of Merger. Upon the approval of the Merger by the
        ---------------------
stockholders of EMTC and of Engineering, the officers of EMTC shall file with the Secretary of State, State of Oklahoma either a certified copy of this Agreement, a Certificate of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Oklahoma, the Agreement may be terminated by the board of directors of Engineering notwithstanding approval of this Agreement by the stockholders of Engineering or of EMTC.

                                       EMTC International, Inc., an Oklahoma
                                       corporation

                                            /s/ George W. Cole
                                       By:__________________________
                                          George W. Cole, President

                                       Engineering and Materials Technology
                                       Corporation, an Oklahoma corporation

                                            /s/ John Harcourt
                                       By:__________________________
                                          John Harcourt, President


                                       SuperCorp Inc.

                                            /s/ George W. Cole
                                       By:__________________________
                                          George W. Cole, President

     Supplement to Prospectus, Filing of Form 8-K and Prospectus Stickers Concerning Proposed Merger. Should the proposed merger described herein be approved by the requisite stockholder vote and become effective, EMTC will file a supplement to the Prospectus and a Form 8-K with the Commission, and insert a box on the front cover of all copies of the Prospectus, in which box will be the effective date of the merger.

UNTIL _____________________, 2002 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                     PART II

Other Expenses of Issuance and Distribution.
-------------------------------------------

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses set forth below as well as additional expenses of $56,600 incurred in connection with the proposed merger described herein are being paid by Engineering and Materials, the company with which the Registrant proposes to merge.

                           Item                                         Amount
                           ----                                         ------
          Registration fees                                          $       50
          Escrow agent's fee                                                500
          Filing expenses (EDGAR)                                         4,000
          Stock transfer agent's fee                                      4,000
          Printing and engraving                                          3,000
          Postage                                                         1,800
          Legal                                                          20,000
          Accounting and auditors                                         4,000
          Moody's OTC Industrial Manual
                publication fee                                           2,300
                                                                     ----------
                  Total Expenses                                     $   39,700

Indemnification of Directors and Officers.
-----------------------------------------

     There is set forth in the Prospectus under "Terms of the Transaction -Indemnification for Securities Act Liabilities" a description of the laws of the State of Oklahoma with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Oklahoma.

     Both the company and Engineering and Materials have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Oklahoma, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the company or Engineering and Materials, as the case may be.

     To the extent of the indemnification rights provided by the State of Oklahoma statutes and provided by the company's and Engineering and Materials' articles of incorporation and bylaws, and to the extent of Engineering and Materials' and the company's abilities to meet such indemnification obligations, the officers, directors and agents of Engineering and Materials or the company would be beneficially affected.

Recent Sales of Unregistered Securities.
---------------------------------------

     On March 13, 2002, the Registrant issued 600,000 shares of its common stock to its corporate parent, SuperCorp, Inc., an Oklahoma corporation, for a cash consideration of $600, or $0.001 a share.

Exhibits and Financial Statement Schedules.
------------------------------------------

     Separately bound but filed as part of this Registration Statement are the following exhibits:


          Exhibit                                             Item
          -------                                             ----
           2               -        Agreement of Merger of March 13, 2002, between EMTC International,
                                            Inc. and Engineering and Materials Technology Corporation.

           3.1             -        Certificate of Incorporation of EMTC International, Inc.

           3.2             -        Bylaws of EMTC International, Inc.

           3.3             -        Articles of Incorporation of Engineering and Materials Technology
                                            Corporation , an Oklahoma corporation.

           3.4             -        Bylaws of Engineering and Materials Technology Corporation , an
                                            Oklahoma corporation.

           5               -        Opinion of Thomas J. Kenan, Esq., as to the legality of the securities covered by the Registration Statement.

           8               -        Opinion of Thomas J. Kenan, Esq., as to tax matters and tax consequences.

          10               -        Escrow Agreement among EMTC International, Inc.; SuperCorp Inc.; and
                                            BancFirst, an Oklahoma banking corporation, of Oklahoma City,
                                            Oklahoma.

          10.1             -        2002 Stock Option Plan adopted by EMTC International, Inc.

          10.2             -        Representative agreement among certain stockholders of SuperCorp relating to compliance with SEC Rule 419.

          23               -        Consent of Thomas J. Kenan, Esq. to the reference to him as an attorney who has passed upon certain information contained in the
                                            Registration Statement.

          23.1             -        Consent of Buxton & Cloud, independent auditors of Engineering and
                                            Materials Technology Corporation, an Oklahoma corporation.

          23.2             -        Consent of Buxton & Cloud, independent auditors of EMTC International,
                                            Inc., an Oklahoma corporation.

          23.3             -        Consent of John Harcourt to serve as a director of EMTC International,

                                      II-2


                                            Inc. should the proposed merger with Engineering and Materials
                                            Technology Corporation  become effective.

          23.4             -        Consent of Robert Stone to serve as a director of EMTC International, Inc.
                                            should the proposed merger with Engineering and Materials
                                            Technology Corporation become effective.

          23.5             -        Consent of James Hill, M.D. to serve as a director of EMTC International,
                                            Inc. should the proposed merger with Engineering and Materials
                                            Technology Corporation become effective.

                                  UNDERTAKINGS
                                  ------------

     EMTC International, Inc. will:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (c) include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          4. File a post-effective amendment to the registration statement to include any financial statements required by Regulation 210.3-19 under the Securities Act of 1933 at the start of a delayed offering or throughout a continuous offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of EMTC International, Inc. pursuant to the foregoing provisions, or otherwise, EMTC International, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EMTC International, Inc. of expenses incurred or paid by a director, officer or controlling person of EMTC International, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EMTC International, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     EMTC International, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  May 1, 2002          EMTC INTERNATIONAL, INC.


                                  /s/ George W. Cole
                            By_________________________________________________
                            George W. Cole, president


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                            /s/ George W. Cole
Date:  May 1, 2002          ___________________________________________________
                            George W. Cole, president, sole director, principal
                            financial officer, and authorized representative of
                            the Registrant